Exhibit 10.1

AGREEMENT OF LEASE

BETWEEN

UNITED STATES FIRE INSURANCE COMPANY,

as Landlord,

-and-

INTERCEPT PHARMACEUTICALS, INC.,

as Tenant.

Dated: February 7, 2022

Building: 305 Madison Avenue

Morristown, New Jersey

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

TABLE OF CONTENTS

Article	Page

0.	Definitions	1

1.	Premises; Parking; Rent; Additional Rent; Utilities.	6

2.	Operating Expenses and Real Estate Taxes	7

3.	Intentionally Omitted.	7

4.	Acceptance; Tenant Improvements.	8

5.	Maintenance by Tenant and Landlord	9

6.	Alterations	10

7.	Use	13

8.	Compliance with Laws and Insurance Requirements.	14

9.	Landlord's Services.	16

10.	Indemnification; Liability	18

11.	Landlord's and Tenant's Non-Liability	19

12.	Discharge of Liens	20

13.	Tenant's Insurance.	20

14.	Assignment and Subletting	22

15.	Damage by Fire or Other Casualty.	27

16.	Waiver of Claims; Mutual Waiver of Subrogation	29

17.	Condemnation	29

18.	Default	30

19.	Landlord's Rights Upon Tenant's Default	32

20.	Landlord's Remedies Cumulative; Expenses	34

21.	Subdordination and Estoppel	35

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22.	No Waiver	36

23.	Landlord's Right of Entry	37

24.	Quiet Enjoyment	38

25.	Surrender	38

26.	Holding Over.	39

27.	Notices	40

28.	Changes Surrounding Building	40

29.	Rules and Regulations	40

30.	Limitation on Liability	41

31.	Directory; Signs	41

32.	Miscellaneous	43

33.	Renewal Option	50

34.	Confidentiality	51

35.	Included FF&E	51

Exhibit A	Description of the Property
Exhibit B	Floor Plan for the Premises
Exhibit C	Minimum Rent for the Premises
Exhibit D	Tenant Improvements; Work Letter
Exhibit D-1	Preliminary Plans
Exhibit E	Rules and Regulations
Exhibit F	Cleaning Specifications for the Building
Exhibit G	Electricity Rider
Exhibit H	Intentionally Deleted
Exhibit I	Included FF&E
Exhibit J	Reserved Spaces
Exhibit K	Contractor Sample COI
Exhibit L	HVAC Specifications

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THIS AGREEMENT OF LEASE (this “Lease”), dated February 7, 2022, is made by and between UNITED STATES FIRE INSURANCE COMPANY (“Landlord”), a corporation of the State of Delaware, having an office at 305 Madison Avenue, Morristown, New Jersey 07960, and INTERCEPT PHARMACEUTICALS, INC. (“Tenant”), a corporation of the State of Delaware, having an office at 10 Hudson Yards, 37th Floor, New York, NY 10001

PRELIMINARY STATEMENT

Landlord is the owner in fee simple of a certain tract of land lying and being in the Town of Morristown, County of Morris, State of New Jersey (the “Property”), which is more particularly described on Exhibit A attached hereto and made a part hereof, upon which there is located an office building commonly known at 305 Madison Avenue (the “Building”). Tenant desires to lease space in the Building in accordance with, and subject to, the provisions of this Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

DEFINITIONS

For all purposes of this Lease and all agreements supplemental thereto or modifying this Lease, the following terms shall have the meanings herein specified:

“Additional Insureds” shall have the meaning given to such term in Section 13.2 of this Lease.

“Additional Rent” shall mean all sums payable by Tenant to Landlord pursuant to this Lease (other than Minimum Rent).

“Affiliate” shall refer to: (i) an entity that is in common control with Tenant, is controlled by Tenant, or controls Tenant and (ii) an entity that merges or consolidates with, or acquires, Tenant or substantially all of Tenant’s assets so long as the purpose of such acquisition is not the assignment of this Lease; provided that any entity into which Tenant is merged or consolidated with has a net worth equal to an amount which shall be the greater of (x) twenty times (20X) the Minimum Rent payable for the fiscal year in which such merger or consolidation is consummated or (y) the net worth of Tenant immediately prior to such merger or consolidation.

“Alterations” shall have the meaning given to such term in Section 6.1 of this Lease.

“BOMA” shall mean the Building Office and Managers Association.

“Building” shall have the meaning given such term in the Preliminary Statement.

“Building Holidays” shall mean Saturday; Sunday; New Year’s Day; President’s Day; Martin Luther King Day; Memorial Day; Independence Day (including the day before and after); Labor Day; Thanksgiving Day and the day after Thanksgiving Day; Christmas Eve and Christmas Day. Early office closures include day before President’s Day; Friday before Memorial Day; Friday before Labor Day; and New Year’s Eve.

“Business Days” shall mean any days other than Building Holidays.

“Business Hours” shall mean 5:00 a.m. to 8:00 p.m. on Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Building Holidays.

“CGL” shall have the meaning given to such term in Section 13.1 of this Lease.

“Commencement Date” shall mean the later to occur of (x) the date upon which the Premises shall have been delivered by Landlord to Tenant in the Delivery Condition or (y) March 1, 2022.

“Common Area” or “Common Areas” means all areas; structures; roadways; sidewalks; parking lots; plazas; traffic lights; pumpstations; drainage basins; swales; detention or retention ponds; sanitary sewer systems and facilities; domestic and fire water systems; fire protection installations; electric power and telephone cables and lines and other utility connections, facilities, and other improvements (above and below ground); elevators; halls, lobbies; delivery areas; drinking fountains; public toilets; parking facilities; lobby plantings and interior landscaped areas; exterior landscaped areas; electrical, plumbing, and heating, ventilating and air conditioning facilities; and all other improvements or facilities which are owned by Landlord and are now or hereafter constructed on the Real Property for use in common by Landlord, Tenant, and other tenants located in the Building.

“Compensation Act” shall have the meaning given to such term in Section 8.2 of this Lease.

“Event of Default” shall have the meaning given such term in Section 18.1 of this Lease.

“Delivery Condition” is defined in Section 4.1 of this Lease.

“Excusable Delay” shall mean a delay caused by governmental action, or lack thereof, shortages or unavailability of materials and/or supplies, labor disputes, strikes, slowdowns, job actions, picketing, secondary boycotts, pandemic, fire or other casualty (subject to the other applicable provisions of this Lease), delays in transportation, acts of God, extraordinary requests of any governmental agencies or authorities, court or administrative orders or regulations, adjustment of insurance, acts of declared or undeclared war, public disorder, riot or civil commotion, or by anything else beyond the reasonable control of Landlord or Tenant.

“Fair Market Renewal Rent” shall have the meaning given to such term in Section 33.1 of this Lease.

“Governmental Authority” shall mean the township, county, state, or federal government, or any agency or quasi-governmental agency, or any fire insurance rating organization having jurisdiction over the Real Property or the use or operation thereof, or any insurance company insuring all or any part of the Real Property.

“ISRA” shall have the meaning given to such term in Section 8.2 of this Lease.

“Landlord” shall mean the party defined as such in the first paragraph of this Lease, including at any time after the date hereof, the then owner of Landlord’s interest in the Premises.

“Laws” or “Law” shall mean all laws, rules, regulations, and ordinances of all governmental authorities or agencies having jurisdiction over the Premises and of all insurance bodies (including, without limitation, the Board of Fire Underwriters) at any time duly issued or in force, applicable to the Premises or any part thereof or to Tenant’s use thereof, including, without limitation the Americans with Disabilities Act.

“Lease” or “this Lease” consists of this Agreement of Lease and Exhibits A through L attached hereto and made a part hereof.

“Lease Year” shall mean, with respect to the first (1st) Lease Year, the period beginning on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first (1st) anniversary of the Rent Commencement Date occurs; and each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Lease Year shall expire on the Termination Date.

“Lien” shall mean any mortgage, pledge, lien, charge, encumbrance, or security interest of any kind, including any inchoate construction lien.

“Letter of Credit” shall have the meaning given such term in Section 32.9 of this Lease.

“Minimum Rent” shall mean the fixed rental payable pursuant to Section 1.3 of this Lease.

“Net Rental Proceeds” shall mean in the case of a sublease, the amount by which the aggregate of all rents, additional charges, or other consideration payable under a sublease to Tenant by the subtenant (including sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, or other personal property, which sums shall reflect, at a minimum, the reasonable, fair market value of the same) exceeds the sum of (i) the Minimum Rent plus all amounts payable by Tenant pursuant to the provisions hereof during the term of the sublease in respect of the subleased space, (ii) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (iii) the cost of Alterations performed by Tenant to prepare the Premises for such subtenant or an allowance or rental abatement in lieu thereof, and/or (iii) promotional, advertising, legal accounting, construction and related other customary and reasonable costs incurred by Tenant in connection with the subleasing; and in the case of an assignment, the amount by which all sums and other considerations paid to Tenant by the assignee of this Lease for or by reason of such assignment (including sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, or other personal property, which sums shall reflect, at a minimum, the reasonable, fair market value of the same) exceeds the sum of (i) the Minimum Rent plus all amounts payable by Tenant pursuant to the provisions hereof during the term of the assignment in respect of the Premises, (ii), brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, (iii) the cost of Alterations performed by Tenant to prepare the Premises for such assignee or an allowance in lieu thereof, and/or (iii) promotional, advertising, legal accounting, construction and related other customary and reasonable costs incurred by Tenant in connection with such assignment, and/or (iii) other customary and reasonable costs incurred by Tenant in connection with the assignment.

“Non-Exclusive Spaces” shall mean the non-exclusive, automobile spaces in the common parking area serving the Building.

“Premises” shall, as of the Commencement Date, mean the portion of the first (1st) floor of the Building cross-hatched on the floor plan of the Building attached hereto and made a part hereof as Exhibit B. The Premises, as of the Commencement Date, are comprised of twenty-six thousand, one hundred seventy-four (26,174) square feet of Rentable Area. Landlord and Tenant stipulate and agree for all purposes under this Lease that the Rentable Area is 26,174 square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party.

“Prime Rate” shall mean the base lending rate publicly announced from time to time by the Wall Street Journal.

“Property” shall have the meaning given such term in the Preliminary Statement, as particularly described on Exhibit A attached hereto and made a part hereof.

“Real Property” shall mean collectively the Property, the Building, the Common Areas, and all other improvements located on the Property.

“Recapture Notice” shall have the meaning given such term in Section 14.2(iii) of this Lease.

“Recapture Space” shall have the meaning given such term in Section 14.2(iii) of this Lease.

“Renewal Term” shall have the meaning given such term in Section 33.1 of this Lease.

“Rent Commencement Date” shall mean the date which is five (5) months following the Commencement Date.

“Rentable Area” shall be as defined by BOMA standard #ANSI Z65.1-1980 “Modified.”

“Rentable Area of the Building” shall be deemed to mean, as of the Commencement Date, two hundred twenty-one thousand six hundred twenty-five (221,625) square feet of Rentable Area.

“Reserved Spaces” shall mean the automobile spaces reserved for use by Tenant and its employees in the covered portion of the common parking area servicing the Building, the initial location of which is set forth on Exhibit J hereto.

“Rules and Regulations” shall mean the rules and regulations set forth on Exhibit E attached hereto and made a part hereof, as the same may be amended from time to time by Landlord pursuant to the provisions of Article 29.

“Security Deposit” shall have the meaning given to such term in Section 32.9 of this Lease.

“Spill Act” shall have the meaning given such term in Section 8.2 of this Lease.

“Structural Repairs” shall mean repairs or replacement to the roof, foundation, floors, and permanent exterior walls and support columns of the Building.

“Structure” shall mean the roof, foundation, floors, and permanent exterior walls and support columns of the Building.

“Tenant” shall mean the party defined as such in the first paragraph of this Lease.

“Tenant Improvements” shall have the meaning given to such terms in Exhibit D of this Lease.

“Tenant’s First Notice” shall have the meaning given such term in Section 14.2 of this Lease.

“Tenant’s Visitors” shall mean Tenant’s agents, servants, invitees, licensees, subtenants, clients, consultants, representatives, guests, officers, directors, members, and partners, including, without limitation, any other person or entity hired or retained by Tenant to perform services or deliver goods, materials, or merchandise, but specifically excluding Landlord.

“Term” shall mean the time period commencing on the Commencement Date and terminating on the Termination Date.

“Termination Date” shall mean 11:59 p.m. on: (i) the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, if the Commencement Date occurs on the first day of a calendar month; or (ii) the last day of the calendar month occurring five (5) years after the Rent Commencement Date, if the Rent Commencement Date does not occur on the first day of a calendar month; or such earlier date upon which the Term may expire or be terminated pursuant to the provisions of this Lease or the Law.

“Underlying Encumbrance” shall have the meaning given such term in Section 21.1 of this Lease.

ARTICLE I

PREMISES; PARKING; RENT; ADDITIONAL RENT; UTILITIES

1.1.      Landlord, for and in consideration of the covenants hereinafter contained and made on the part of Tenant, hereby demises and leases to Tenant, and Tenant hereby hires from Landlord, the Premises for the Term, subject, however, to the terms and conditions of this Lease.

1.2.       The leasing of the Premises to and by Tenant includes the right to the non-exclusive use of one hundred four (104) Non-Exclusive Spaces on the Real Property, and the exclusive use of two (2) Reserved Spaces located within the parking garage deck. The total number of Non-Exclusive Spaces provided hereunder shall be increased or decreased based on adjustments or expansions of the Premises in accordance herewith so that the total number of parking spaces shall at all times equal four (4) for each one thousand (1,000) square feet of Rentable Area of the Premises, but the number of Reserved Spaces hereunder shall remain unchanged. Tenant acknowledges that, in the event the foregoing calculation regarding the total number of Non-Exclusive Spaces results in a fraction of a parking space, such calculation shall be rounded up to the nearest whole number. Tenant shall comply with such reasonable Rules and Regulations as Landlord may promulgate from time to time with respect to said parking. Landlord shall have the right to assign the location of said Non-Exclusive Spaces or may designate the location of same from time to time on a non-discriminatory basis. After first designating the location of the Reserved Spaces, Landlord shall have the right, in its reasonable discretion, to relocate such Reserved Spaces on a non-discriminatory basis provided the same remain in the covered portion of the parking area at a substantially similar distance from Building points of access. Landlord shall post and maintain appropriate signs on the applicable parking area surface to inform the public that such Reserved Spaces are reserved. In addition, the leasing of the Premises to and by Tenant includes (i) the right to use in common with others entitled thereto the Common Areas, subject to the terms and conditions of this Lease and to the Rules and Regulations; and (ii) the right to use portions of the Landlord’s separate premises on a non-exclusive basis together with Landlord for (A) ingress and egress to and from the Premises through the garage entrance and (B) use of the lavatories located at the locations shown on Exhibit B hereto by Tenant, its employees and invitees.

1.3.       Tenant hereby covenants and agrees to pay to Landlord during the Term, at the office of Landlord, or such other place as Landlord may from time to time designate, without any set-off, offset, abatement, counterclaim, defense, suspension, deferment, diminution of any kind or deduction whatsoever, except as expressly provided herein, (i) the Minimum Rent specified on Exhibit C attached hereto in equal monthly installments on the first day of each month during the Term, in advance, without notice or demand, commencing on the Rent Commencement Date (except that the first monthly installment of Minimum Rent due hereunder shall be paid concurrently with execution of this Lease), and (ii) all Additional Rent as herein provided, in lawful money of the United States of America at the time of payment. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate or avoid this Lease or be entitled to the abatement of any Minimum Rent or Additional Rent payable hereunder or any reduction thereof, nor shall the obligations and liabilities of Tenant hereunder be in any way affected for any reason. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, subject to the applicable provisions of this Lease.

1.4.       If any installment of Minimum Rent or Additional Rent is not paid on or before the date when due, Tenant shall pay to Landlord on demand a late charge equal to the sum of: (i) interest at the Prime Rate, plus four (4%) percent per annum, which interest shall accrue from the date any payment of Minimum Rent or Additional Rent is due until the date of payment of the same; plus (ii) an administrative fee equal to four (4%) percent of said late payment.

1.5.     Except as otherwise provided in Section 9.2 of this Lease, Tenant will contract for and will pay all charges for electricity, communications, and other services or utilities at any time rendered or used on or about the Premises to the company providing the same before any interest or penalty may be added thereto and will furnish to Landlord, upon request, satisfactory proof evidencing such payment. Electricity, water, gas, communications, and other services or utilities shall be furnished to the Premises during the Term of this Lease through pipes, conduits, risers, wiring and other facilities currently installed in the Building and connected to the Premises on or before the Commencement Date.

1.6.       Landlord shall have all the rights and remedies for the collection of Additional Rent as are available to Landlord for the collection of the Minimum Rent pursuant to the terms of this Lease.

1.7       Tenant expressly understands and agrees that if Tenant is in default beyond any applicable cure or grace period prior to the Rent Commencement Date, the abatement of Minimum Rent during the period commencing on the Commencement Date and ending on the Rent Commencement Date shall be suspended until such default is cured and thereafter abatement of Minimum Rent shall be reinstated and continue with a corresponding extension of the Rent Commencement Date. If this Lease shall be terminated at any time prior to the scheduled Expiration Date of the Lease, then Tenant shall be obligated to pay to Landlord, on demand, the then-unamortized amount of all Minimum Rent that was abated for the period between the Commencement Date and the Rent Commencement Date, assuming for purposes of this Section 1.7, that the aggregate amount of abated Minimum Rent shall be amortized on a straight-line basis over the Term of this Lease. If the Rent Commencement Date occurs on a date that is not the first day of a calendar month, the Minimum Rent for the calendar month in which the Rent Commencement Date occurs shall be prorated on a per diem basis.

ARTICLE 2

OPERATING EXPENSES AND REAL ESTATE TAXES

2.1.       There are no operating escalation or real estate escalation charges under this Lease. The parties acknowledge that the two and a half percent (2.5%) annual increases in Minimum Rent as set forth on Exhibit C are in lieu of such escalation charges.

ARTICLE 3

INTENTIONALLY OMITTED

ARTICLE 4

ACCEPTANCE; TENANT IMPROVEMENTS

4.1.       Except as otherwise specifically provided in this Lease to the contrary, Tenant hereby acknowledges that Landlord does not have any obligation to do any work on or to the Premises or to prepare the same for Tenant’s occupancy, and Tenant agrees to lease and take the Premises, and each fixture and other item constituting a portion thereof, in the Delivery Condition (as hereinafter defined) except for latent defects, provided that notice of any such latent defects is delivered not later than twelve (12) months after the Commencement Date (and provided further, however, that any failure of Tenant to deliver such notice, shall not vitiate any maintenance, repair or restoration obligations required to be performed by Landlord under the terms of this Lease). Tenant acknowledges further that Landlord (whether acting as Landlord hereunder or in any other capacity) has not made, nor shall Landlord be deemed to have made, any representation or warranty, express or implied, with respect to the Premises, except as otherwise provided to the contrary in this Lease. In this Lease, the term “Delivery Condition” shall mean that (i) the Premises is vacant, free of all occupants and in otherwise “broom clean” condition (ii) all services under this Lease are available at the Premises to Tenant and the fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Premises shall be in good operating condition, (iii) the Premises are free of latent defects (as hereinafter defined) and all asbestos-containing materials and other Hazardous Materials; (iv) a certificate of occupancy permitting the use of the Premises for the uses permitted hereunder (subject to modification by Tenant, to the extent required as a result of the performance of work to be performed by Tenant) shall have been issued and shall be in effect; and (v) the Premises have been delivered in compliance with all applicable Laws.

4.2.       (a)       Tenant may commence the demising of the Premises from the balance of the premises occupied by Landlord in accordance with the demising plan annexed hereto as Exhibit D-1 and separate, as and to the extent required, any common wiring, ducting, piping and utilities (collectively, the “Pantry Work”). The Pantry Work shall be performed by Tenant in a good and worker-like manner and in compliance with all applicable Laws. The Pantry Work shall be performed initially at Tenant’s sole cost and expense, which costs shall be reimbursed by Landlord promptly following demand by Tenant after substantial completion by Tenant and presentation to Landlord of invoices, receipts, lien waivers and other evidence of payment reasonably satisfactory to Landlord. Landlord’s obligation to reimburse Tenant for the cost of the Pantry Work shall be in addition to Tenant’s Allowance. Tenant shall not be required to restore the Pantry Work at the end of the Term.

(b)       Tenant shall construct the Tenant Improvements (as defined in Exhibit D) in substantial accordance with the provisions of the Work Letter attached as Exhibit D. The cost of completion of the Tenant Improvements, subject to the payment of Tenant’s Allowance (as defined in Exhibit D) and Landlord’s contribution for the Pantry Work, shall be at Tenant’s sole cost and expense. The Tenant Improvements shall be completed diligently and in a good and workmanlike manner in full compliance with all Laws, free of violations of any health, safety, fire and other statutes and regulations governing the Premises and its use other than any such violations in existence as of the Commencement Date, all of which shall be Landlord’s obligation to timely cure.

4.4       Notwithstanding the foregoing provisions of this Lease, provided Tenant has previously provided Landlord with copies of all insurance required hereunder, Tenant shall be entitled to early access to the Premises at any time desired by Tenant prior to the Commencement Date for the (i) the performance of the Pantry Work (as defined in this Lease), provided that no Pantry Work can proceed until copies of all applicable permits and licenses required for such Pantry Work are delivered to Landlord; (ii) the installation of cabling, wiring, and the placement of furniture, fixtures and equipment, and (iii) surveying, taking measurements and preparation of plans. Tenant’s early occupancy of the Premises for the foregoing purposes shall be subject to all the terms and conditions of this Lease, other than the obligation to pay Rent, including its indemnification obligations hereunder. Tenant’s early access to the Premises shall not advance the Commencement Date of this Lease.

ARTICLE 5

MAINTENANCE BY TENANT AND LANDLORD

5.1.       (a)        Except as provided in Section 5.2, Tenant shall take good care of the Premises throughout the Term and maintain and preserve same in good condition and repair. Tenant shall not injure, deface, or commit waste of the Premises, including any Tenant Improvements or Alterations made thereon. All repairs, replacements, and improvements to be done by Tenant under this Article shall be performed expeditiously, in a good and workmanlike manner, and in compliance with all statutes, rules, ordinances, and regulations of any Governmental Authority; shall be at least equal in quality, utility, and usefulness to the original work; shall be of first class, modern character; shall be completed free and clear of all Liens; and shall not diminish the overall value of the Real Property.

(b)       Tenant shall be responsible for all injury or damage of any kind or character to the Real Property, including, the windows; floors; walls; ceilings; lights; and Building systems, including, without limitation, the, plumbing, fire safety, electrical and heating, ventilating, and air-conditioning equipment; in each case, caused by Tenant’s negligence, carelessness, omission, improper conduct, willful act, or Alterations, or the negligence, carelessness, omission, improper conduct, or willful act of Tenant’s Visitors. Landlord shall repair the same, and Tenant shall pay the costs incurred therefor to Landlord immediately upon demand as Additional Rent.

5.2.       Landlord shall maintain and repair the Common Areas, the Structure and the common working systems of the Building (including, without limitation, the central or other shared mechanical, electrical, plumbing, communications, life-safety and other systems), at Landlord’s sole cost and expense (subject to Section 5.1(b) hereof). Such maintenance and repair shall specifically include (i) maintenance and repairs to the Building’s HVAC, fire safety (including without limitation, sprinklers), electrical (exclusive of starters, ballasts, and fluorescent lamps), plumbing, or other systems to the extent that such systems service the Premises in common with other tenanted areas; and (ii) any Structural Repairs to the Building. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible to repair or replace, at Landlord’s sole cost and expense, any latent defects in the Premises or Building. As used herein, “latent defects” shall mean any defects which would not be discoverable upon reasonable physical inspection or testing.

ARTICLE 6

ALTERATIONS

6.1.       (a)       Except as hereinafter provided to the contrary, Tenant shall not make or perform, or permit the making or performance of any alterations or improvements, additions or other physical changes in or about the Premises (referred to, collectively, as “Alterations”) without Landlord’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to: (i) make decorative Alterations consisting of painting, carpeting, installation of wall coverings, decorative millwork, installation of electrical and telecommunications cabling, wiring and outlets, installation of lighting fixtures and other similar installations, and (ii) make interior, non-structural Alterations if such Alteration: (A) involves a total cost of not more than Fifty Thousand and 00/100 Dollars ($50,000.00); (B) does not require a building permit to be issued by any governmental authority to make same legally; (C) does not affect any existing building systems outside the Premises (other than tie-ins to such systems) and does not impair or adversely affect the proper operation of any existing building systems within the Premises; and (D) does not result in a violation of the use of the Premises permitted under this Lease. All Alterations shall be made and performed only by contractors, subcontractors, or mechanics approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. No Alterations shall be made to the partition separating the Premises and the public corridors or to the entrance doors of the Premises, and no Alteration shall affect any part of the Building other than the Premises or adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building or reduce the value or utility of the Building. No Alteration shall affect the outside appearance or the strength of the Building or the proper functioning of any of its structural parts. All business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise, and annoyance to other tenants or occupants of the Building. Tenant shall submit to Landlord detailed plans and specifications (including layout, architectural, mechanical, and structural drawings, in each case to the extent required) for each proposed Alteration (whether requiring Landlord’s approval or not) other than purely decorative Alterations consisting of painting, carpeting, installation of lighting fixtures and other similar installations and, except as provided above, shall not commence any such Alteration without first obtaining Landlord’s written approval of such plans and specifications, which approval or disapproval Landlord shall reasonably provide within seven (7) Business Days following receipt of such plans and specifications (it being agreed that approval of revisions to such plans and specifications shall be reasonably provided within five (5) Business Days following Landlord’s receipt of such revised plans and specifications). Prior to the commencement of each proposed Alteration, Tenant shall furnish to Landlord duplicate original policies of workers’ compensation insurance covering all persons to be employed in connection with such Alteration, including those to be employed by all contractors and subcontractors, and of comprehensive public liability insurance (including property damage coverage) in which the Additional Insureds shall be named as insured, which policies shall be issued by companies, and shall be in form and amounts as set forth on the sample insurance certificate set forth on Exhibit K hereto and shall be maintained by Tenant until the completion of such Alteration. All electrical and air conditioning certificates, and all other permits, approvals, and certificates required by all Governmental Authorities, other than those permits maintained by Landlord in the operation and leasing of an office building for office purposes, shall be timely obtained by Tenant at Tenant’s expense and submitted to Landlord (Landlord shall join in any application therefor, provided that such joinder shall be without out-of-pocket expense to Landlord and further provided that Landlord’s joinder is required by such Governmental Authority). Notwithstanding Landlord’s approval of plans and specifications for any Alteration and Tenant’s right to perform certain Alterations without the prior written approval of Landlord as provided herein, all Alterations shall be made and performed in full compliance with all applicable Laws and all building codes, rules, or regulations; all materials and equipment to be incorporated into the Premises as a result of all Alterations shall be new and first class quality; no such materials or equipment shall be subject to any Lien; all Alterations shall be made and performed in a good and workmanlike manner; and Tenant shall deliver to Landlord “as built” plans for any such Alteration within thirty (30) days after completion of the same.

(b)       With respect to any proposed Alteration affecting any of the electrical, mechanical, plumbing, heating, air conditioning, ventilating or other system of the Building, other than the connection of the Premises to such systems and the distribution of such systems within the Premises, Landlord reserves the right to condition Landlord’s consent thereto upon the performance of said Alteration by Landlord for Tenant’s account at a reasonable cost. If Landlord exercises such right, Tenant shall pay Landlord, as Additional Rent, the reasonable out-of-pocket costs and expenses of said Alteration as follows: one-half of the estimated costs and expenses prior to Landlord’s commencement of said work; and the difference between Landlord’s actual costs and expenses and the amount paid on account thereof within fifteen (15) days after Tenant’s receipt of Landlord’s statement itemizing such costs and expenses.

(c)       Provided all the conditions described in this Section 6.1 have been substantially satisfied, Landlord agrees not to unreasonably withhold, condition or delay its consent in connection with any Alteration (other than any Alteration which adversely affects the structural integrity of the Building or affects the proper functioning of any of the electrical, mechanical, plumbing, heating, air conditioning, ventilating or other system of the Building, as to which Alterations Landlord may withhold its consent using its sole discretion, exercised in a commercially reasonable manner) requiring Landlord’s consent, other than the tie-in connection of the Premises to such systems and the distribution of such systems within the Premises.

(d)       Notwithstanding anything herein to the contrary, Landlord’s (or Landlord’s engineer’s, architect’s, or other consultant’s or contractor’s) approval of any plans, specifications, or “as built” plan shall not be deemed or construed to be a warranty of any kind, including, but not limited to, the suitability of design or fitness of the Alteration for a particular purpose or in relation to the Building.

6.2.       Tenant shall not at any time prior to or during the Term, directly or indirectly, employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such, employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance, or operation of the Building by Landlord, Tenant, or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics, or laborers causing such interference or conflict to leave the Building immediately.

6.3.       All Alterations permanently affixed to or comprising a portion of the Building shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Premises, unless Landlord, by notice to Tenant no later than thirty (30) days prior to the Termination Date or earlier expiration of this Lease, elects to relinquish Landlord’s right to any non-standard office improvements (as hereinafter defined). In such event, Tenant shall remove such non-standard office improvements from the Premises prior to the Termination Date or earlier expiration of this Lease at Tenant’s sole expense. Tenant shall have no obligation to remove or restore any Alterations other than non-standard office improvements. Nothing in this Article shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures or moveable office furniture and equipment. Upon removal of any such non-standard office improvements from the Premises or upon removal of any other Alterations pursuant to this Section 6.3, Tenant shall immediately and at its expense, repair any damage to the Premises or the Real Property incurred during such removal and restore the same in a good and workmanlike manner to its original condition. All property permitted or required to be removed by Tenant at the end of the Term remaining on the Premises after the Termination Date or earlier expiration of this Lease may be removed from the Premises by Landlord at Tenant’s expense and if such property is not claimed within ten (10) days of such termination such property shall be deemed abandoned to Landlord, but no such action shall relieve Tenant of its obligations to pay the cost and expense of removing such property from the Premises and the cost of repairing damage arising from such removal.

6.4.       Notwithstanding anything to the contrary in this Article, any fixtures, equipment, or furniture (“FEF”) furnished and installed in any part of the Premises (whether or not attached thereto or built therein) at the sole expense of Tenant (and with respect to which no credit or allowance shall have been granted to Tenant by Landlord and which was not furnished and installed in replacement of an item which Tenant would not be entitled to remove in accordance with this Article) shall be and shall remain the property of Tenant and shall be removed from the Building by Tenant not later than the Termination Date or earlier expiration of this Lease, but expressly excluding the Included FF&E hereunder, which shall remain the property of Landlord and the non-standard office improvements, which shall be removed if requested by Landlord as above provided. The cost of repairing any damage to the Premises or the Building arising from such removal shall be paid by Tenant upon demand. If any fixture, equipment, or furniture which as aforesaid may or is required to be removed by Tenant is not so removed by Tenant within the time above specified therefor, then such property may be removed from the Premises by Landlord at Tenant’s expense and if such property is not claimed within ten (10) days of such termination such property shall be deemed abandoned by Tenant to Landlord, but no such action shall relieve Tenant of its obligation to pay the cost and expense of removing such property from the Premises and the cost of repairing damage arising from such removal.

6.5.       Landlord reserves the right to make changes, alterations, additions, improvements, repairs, or replacements in or to the Common Areas, the Building (including the Premises) and the fixtures and equipment therein, as well as in or to the street entrances, halls, passages, elevators, and stairways and other parts of the Building, and to erect, maintain and use pipes, ducts, and conduits in and through the Premises, all as it may reasonably deem necessary or desirable; provided, however, that (i) there be no unreasonable obstruction of the means of access to the Premises or unreasonable interference with Tenant’s use of the Premises (ii) any reduction in the rentable area of the Premises (iii) any reduction in ceiling heights and (iv) provided that any such pipes, ducts, and conduits shall be located above the hung ceiling or concealed within existing columns in the Premises. Nothing contained in this Section shall be deemed to relieve Tenant of any duty, obligation, or liability of Tenant with respect to making any repair, replacement, or improvement or complying with any Law of any Governmental Authority, as more particularly set forth in this Lease, including, but not limited to, Article 6 or in Article 8.

6.6       Notwithstanding anything contained herein to the contrary, Tenant shall remove, at Tenant’s sole cost and expense, all installations made by the Tenant that are non-standard office improvements unless Landlord notifies Tenant that such non-standard office improvements can remain at the time Landlord grants its approval to the installation thereof or in anticipation of the Termination Date. For purposes hereof, "non-standard office improvements" shall mean raised flooring, interior staircases, vaults, elevators, bathrooms and associated fixtures and plumbing, cabling and wiring for Tenant’s FEF, significant modifications to the Building's utility and mechanical systems, and otherwise unusual configuration for first class office space. Tenant shall repair any damage to the Premises resulting from such removal. Tenant may request Landlord perform such removal on behalf of Tenant, and if Landlord agrees in its reasonable discretion, Tenant shall reimburse Landlord for the costs incurred in effecting such removal.

6.7      If Tenant elects to install supplemental HVAC units in the Premises or in any other area consented to by Landlord in its sole discretion (which shall be a split system separate from the Building’s HVAC system), such installation shall be situated at a location mutually acceptable to Landlord and to Tenant and otherwise in accordance with the provisions of this Article 6 and, thereafter, Tenant shall be solely responsible for the operation, maintenance, repair, and replacement of any such supplemental HVAC units as well as the cost of the electricity consumed by such units. In addition, Tenant agrees to enter into a maintenance contract with a third-party contractor (to be reasonably approved by Landlord) for such supplemental HVAC units, the cost of which shall be paid by Tenant. At Landlord’s election, any supplemental HVAC equipment shall be left in place at the end of the Term (and if no such election is made by Landlord, Tenant shall be responsible to remove the same on or prior to the Termination Date and to repair any damage to the Premises or Building caused by such removal).

6.8       A dispute under this Article shall be resolved by an expedited arbitration proceeding under Section 32.23 of this Lease.

ARTICLE 7

USE

7.1.       The Premises shall be used only for executive, general and administrative offices and uses ancillary to the foregoing, and for no other use or purpose. Ancillary uses to office use may, without limitation, include: (i) conference and meeting rooms, and (ii) one or more pantries, lunchrooms or “break rooms”, each of the foregoing being exclusively for the use of the employees, licensees, guests and invitees of the permitted occupants of the Premises.

7.2.       Except as provided in Section 7.1, Tenant shall not use, or suffer, or permit the use of, the Premises or any part thereof in any manner or for any purpose or do, bring, or keep anything, or suffer or permit anything to be done, brought, or kept, therein (including, but not limited to, the installation or operation of any electrical, electronic or other equipment) (i) which would violate any covenant, agreement, term, provision, or condition of this Lease or is unlawful or in contravention of the certificate of occupancy for the Building or for the Premises, or is a contravention of any Law to which the Building or the Premises is subject, or (ii) which would overload or could cause an overload of the electrical or mechanical systems of the Building or which would exceed the floor load per square foot which the floor was designed to carry and which is allowed by Law, or (iii) which, in the reasonable judgment of Landlord, may in any way impair or interfere with the proper and economic heating or air conditioning of the Building, or (iv) which may be a nuisance, disturbance, or menace to the other tenants of the Building, or (v) suffer or permit the Building or any component thereof to be used in any manner or anything to be done therein or anything to be brought into or kept thereon which, in the judgment of Landlord, would in any way impair or tend to impair or exceed the design criteria, the structural integrity, the character or the appearance of the Building, or result in the use of the Building or any component thereof in a manner or for a purpose not intended; nor shall Tenant use or suffer or permit the use of the Premises or any part thereof in any manner, or do, or suffer or permit the doing of, anything therein or in connection with Tenant’s business or advertising which, in the reasonable judgment of Landlord, may be adverse to the business of Landlord.

7.3.       Tenant acknowledges that Tenant shall be required to provide at least twenty-four (24) hours’ prior written notice of any oversized packages, cargo, or other extraordinary deliveries requiring special handling brought into the Building or to the Premises. Tenant further acknowledges that such deliveries shall be subject to any reasonable requirements imposed by Landlord, including, but not limited to, providing adequate protection to the floors and/or the elevators. All costs associated with such protective measures and all costs arising from any damage in connection with such deliveries shall be borne by Tenant.

ARTICLE 8

COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

8.1.       The Premises shall be delivered to Tenant on the Commencement Date in compliance with all applicable Laws. Tenant, at its sole expense but subject to Landlord’s obligations set forth in Section 8.5 below, shall comply with all Laws at any time duly issued or in force, applicable to the Premises or any part thereof or to Tenant’s use thereof, including, without limitation the Americans with Disabilities Act; however, Tenant shall have no obligation to cure or correct any illegal condition or violation in existence on the Commencement Date and any such condition or violation shall be immediately cured and corrected by Landlord upon receipt of notice thereof. The foregoing obligation shall include, but not be limited to, compliance with all Laws which shall impose any violation, order, or duty upon Landlord or Tenant with respect to the Premises as a result of the use or occupancy thereof by Tenant for any purpose not authorized by the provisions of Article 7 or the conduct by Tenant of its business in the Premises in a manner different from the ordinary or proper conduct of such business. All Alterations that are required to comply with this Article 8 shall be made in compliance with the terms and conditions of Article 6 of this Lease. Tenant shall not do, or permit anything to be done in or to the Premises, or bring or keep anything therein which will, in any way, increase the cost of fire or public liability insurance on the Real Property, or invalidate or conflict with the fire insurance or public liability insurance policies covering the Real Property, any personal property kept therein by Landlord, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the present or future Laws of any Governmental Authority. Any increase in fire insurance premiums on the Building or its contents caused by the use or occupancy of the Premises by Tenant and any expense or cost incurred in consequence of the negligence, carelessness, omission, improper conduct, or willful action of Tenant, shall be Additional Rent and paid by Tenant to Landlord within (10) days of demand therefor made by Landlord to Tenant.

8.2.       Supplementing the provisions of Sections 5.1 and 8.1, Tenant will not cause or permit any “hazardous substance” or “hazardous waste” or “hazardous chemical”, as such terms are defined in the Industrial Site Recovery Act N.J.S.A. 13:1K-6 et seq., as amended, (“ISRA”), the Spill Compensation and Control Act of the State of New Jersey, N.J.S.A. 58:10-23.11b et seq. (the “Spill Act”), or the Comprehensive Environmental Responsibility Compensation and Liability Act of the United States, 42 U.S.C. 9601 et seq. (the “Compensation Act”), to be brought, kept, or stored within the Premises or any portion thereof and will not engage in or permit any other person to engage in any activity, operation, or business upon the Premises or any portion thereof which involves the generation, manufacture, refining, transportation, treatment, storage, handling, or disposal of hazardous substances, hazardous wastes, or hazardous chemicals, above or below ground, or which would or could result in Tenant, Landlord, or the Premises or any portion thereof being subject to the provisions of ISRA, the Spill Act and/or the Compensation Act; provided, however, Landlord hereby agrees that Tenant may store and use within the Premises de minimis quantities of cleaning fluids and other products which may be deemed hazardous substances to the extent such fluids and/or products are customarily stored and used in administrative offices so long as the storage and/or use of such items is in compliance with all applicable Laws.

8.3.       Tenant represents to Landlord that Tenant’s NAICS Number as used on Tenant’s Federal Tax Return is 541700. Tenant shall not conduct any operations at the Premises that shall cause the Building or the Premises to be deemed an “industrial establishment” as currently defined in ISRA or otherwise trigger ISRA. If, due to an amendment to ISRA or otherwise Tenant’s operations become subject to ISRA during the Term of the Lease, Tenant shall comply with all ISRA requirements at Tenant’s sole cost and expense. Such expenses shall include, but not limited to, any applicable state agency fees, engineering fees, clean-up costs, filing fees, and suretyship expenses. In addition, in the event any other Building tenant or Landlord triggers ISRA, Tenant agrees to cooperate with Landlord and provide any information relating to Tenant and its operations at the Premises that is needed by Landlord to comply with ISRA. The foregoing undertakings shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive the sale, lease, or assignment of the Premises by Landlord for a period of one (1) year.

8.4.      In the event Tenant fails to comply with Sections 8.2 and/or 8.3, Tenant shall immediately furnish to Landlord evidence satisfactory to Landlord of the cessation of such activity, operation, or business and that Tenant has complied with all applicable provisions of ISRA, the Spill Act and/or the Compensation Act. Tenant hereby agrees to immediately provide to Landlord a copy of any correspondence, report, notice, order, finding, declaration, or other document relating to Tenant’s obligations under and/or compliance with ISRA, the Spill Act, and/or the Compensation Act received by Tenant from and/or submitted by Tenant to any person, entity, department, or agency. The obligations of Tenant under Sections 8.2 and 8.3 shall survive any expiration or sooner termination of this Lease.

8.5.       In the event any repairs or modifications are required to comply with any Law applicable to the Premises due to the general office use of the same (as opposed to Tenant’s specific manner of use of the Premises), Landlord shall make such required repair or modification, at Landlord’s sole cost and expense. In addition, Landlord shall perform all maintenance and make all repairs to the Building (including, but not limited to, the Structure), the Property, and the Common Areas that are necessary to comply with any applicable Laws, including the Americans with Disabilities Act.

8.6        Landlord represents to Tenant that except for ordinary and typical quantities of cleaning fluids and other products which may be deemed hazardous substances to the extent such fluids and/or products are customarily stored and used in building maintenance and only for so long as the storage and/or use of such items is in compliance with all applicable Laws no hazardous or toxic materials are present in or about the Building (including asbestos-containing materials). Should any such materials be discovered and should their remediation be legally required, then unless such materials were introduced by Tenant, its agents, employees, subtenants, vendors, licensees, invitees or contractors, Landlord shall remediate same at its expense and shall hold Tenant harmless from any cost and expense in connection therewith.

ARTICLE 9

LANDLORD’S SERVICES

9.1.       Landlord shall furnish to Tenant only the services set forth in this Lease. At Landlord’s expense, heating and cooling, in accordance with the HVAC specifications annexed to this Lease as Exhibit L, shall be provided to the Premises during Business Hours (i.e., 5am – 8pm Monday – Friday and from 8am – 1pm on Saturdays). Cooling shall be provided from May 1 through September 30th, and when weather conditions require as reasonably determined by Landlord. Heating shall be provided from October 1 through April 30, and when weather conditions require heat as reasonably determined by Landlord. If Tenant requires Landlord to provide heating or cooling at any time other than the hours provided herein for such service, Landlord shall furnish such to Tenant within forty-eight (48) hours of Tenant’s written request therefor, and Tenant shall pay to Landlord as Additional Rent on demand, the special hourly overtime charge which Landlord will from time to time reasonably establish therefor; provided that there is a four (4) hour minimum to any such overtime use. Landlord hereby advises Tenant that the special hourly overtime charge for such service in effect as of the date of this Lease is Seventy-five and 00/100 Dollars ($75.00) per hour, per zone.

9.2.       (a)         Throughout the Term, Landlord shall provide not less than six (6) watts (demand load) per rentable square foot of the Premises (exclusive of the HVAC system) shall be supplied to the Premises from properly sized distribution panels on each floor in accordance with the provisions of Exhibit G attached hereto and made a part hereof, subject to the terms and conditions contained therein.

(b)       Notwithstanding anything to the contrary contained herein, in the event Tenant is unable to conduct its business in the Premises because of an interruption in utility service to the Premises and such interruption extends for seven (7) or more consecutive Business Days after Landlord receives written notice from Tenant of such condition, and such condition is within Landlord’s reasonable control to remedy, then Tenant shall be entitled to a pro-rated abatement of Minimum Rent for such period.

9.3.       Tenant covenants that its use of electricity in the Premises shall be limited to and for the operation of (1) the building standard lighting and (2) electric typewriters, calculators, copying machines, word processors, desk-top personal computers and printers, and other small office machines, and for no other use except with the written consent of Landlord.

9.4.       Tenant shall not connect any fixtures, appliances, or equipment without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed to the extent not affecting the systems of the Building (in which case, which consent shall be granted or withheld in Landlord’s sole and absolute discretion). Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant as Additional Rent upon Landlord’s demand. As a condition to granting such consent, Landlord shall require an increase in the Additional Rent by an amount which will reflect the cost of the additional equipment and service to be furnished by Landlord. If Landlord and Tenant cannot agree on such increase, the Additional Rent increase shall be determined by an independent electrical engineering consultant, to be selected by Landlord and whose fee for services rendered shall be paid by Tenant upon demand and shall constitute Additional Rent.

9.5.       Throughout the Term, Landlord shall supply (i) passenger and freight elevator service during Business Hours to each floor above the street floor of the Building and in which the Premises or any portion thereof are located, with one of the elevators being subject to call during hours other than Business Hours, (ii) hot and cold water to any lavatories within or serving the Premises, (iii) cleaning of the Common Areas of the Building and the Premises on Business Days in accordance with the specifications annexed hereto on Exhibit F, (iv) snow and ice removal from the parking areas, driveways, and sidewalks on Business Days within a reasonable time after accumulation thereof.

9.6.       Intentionally Omitted

9.7.       Subject to Section 9.2(b) hereof and the provisions hereinafter following, the failure of Landlord to furnish any service hereunder or the interruption of any service to the Premises shall not be construed as a constructive eviction of Tenant and shall not excuse Tenant from failing to perform any of its obligations hereunder and shall not give Tenant any claim against Landlord for damages for failure to furnish such service. Notwithstanding the foregoing, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of (i) any repair, maintenance, alteration or other work performed by Landlord (including those required or permitted by Landlord hereunder), or which Landlord failed to perform, after the Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, the Building parking facilities or the Premises, (ii) any failure to provide the services, utilities, or the use of or ingress to and egress from the Building, the Building parking facilities or the Premises, required by this Lease, or (iii) the presence of hazardous or toxic materials (not brought onto the Premises or into the Building by Tenant, its employees, agents or contractors) in violation of applicable Law which is required to be remediated, abated, mitigated and/or removed in accordance with applicable Law, in each case, after Landlord has failed to cure or remedy such condition within a reasonable period following the date notice thereof is given to Landlord by Tenant (any such set of circumstances as set forth in items (i), (ii) or (iii) above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and, if such Abatement Event continues for seven (7) consecutive Business Days, after Landlord’s receipt of any such notice (the “Eligibility Period”), then, so long as the cause for the Abatement Event was within the reasonable control of Landlord, Rent shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period, for such time that such Abatement Event continues in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; and provided further that if such Abatement Event continues for sixty (60) consecutive days after Landlord’s receipt of Tenant’s notice of the existence of such Abatement Event, then, so long as such Abatement Event was caused by the negligence or willful misconduct of Landlord or its employees or agents, and the remedy for such Abatement Event is within Landlord’s reasonable control, Tenant shall have the right to terminate this Lease by written notice delivered to Landlord prior to the cessation of the Abatement Event.

9.8       Tenant shall have 24-hour non-exclusive access to the loading dock and freight elevators servicing the Building. Exclusive use thereof must be scheduled with Landlord at least two (2) days in advance and is subject to availability and Landlord’s then Building-standard charges for such exclusive use; provided, however, Tenant shall have exclusive freight elevator use in connection with Tenant’s initial construction and move-in to the Premises without charge before 7 a.m. and after 5 p.m. on Business Days. There shall be no charge to Tenant for use of the freight elevator or the loading dock at any time during initial construction and move-in including any security and/or engineers, subject to the reasonable needs of Landlord and other tenants, which shall be coordinated in advance with Tenant. Landlord requires twenty-four (24) hour notice to access the freight elevators and loading docks.

ARTICLE 10

INDEMNIFICATION; LIABILITY

10.1.       Tenant shall indemnify and shall pay, defend (using counsel reasonably approved by Landlord), protect, and hold Landlord harmless against any liability, obligation, fine, damage, penalty, claim, cost, suit, demand, charge, and/or expense of any kind or nature, including attorneys’ fees and disbursements and all post-judgment collection fees, which may be imposed upon or incurred by or asserted against Landlord for personal injury, death, property damage, or otherwise to the extent caused by:

(a)      any breach or default by Tenant of and/or under any of the terms, covenants, and conditions of this Lease; or

(b)     any accident, injury, or damage caused by any omission, carelessness, improper conduct, willful act, or negligence of Tenant or Tenant’s Visitors to any person, firm, corporation, or other entity or to any property occurring occurring during the Term, in or about the Premises, the Building, and/or the Real Property; and including all reasonable costs, counsel fees, expenses, and penalties incurred by Landlord in connection with any such liability or claim.

10.2       Landlord shall indemnify and shall pay, defend (using counsel reasonably approved by Tenant), protect, and hold Tenant harmless against any liability, obligation, fine, damage, penalty, claim, cost, suit, demand, charge, and/or expense of any kind or nature, including attorneys’ fees and disbursements and all post-judgment collection fees, which may be imposed upon or incurred by or asserted against Tenant for personal injury, death, property damage, or otherwise arising from:

(a)        any breach or default by Landlord of and/or under any of the terms, covenants, and conditions of this Lease; or

(b)     any accident, injury, or damage caused by any omission, carelessness, improper conduct, willful act, or negligence of Landlord to any person, firm, corporation, or other entity or to any property occurring during the Term, in or about the Building, and/or the Real Property; and including all reasonable costs, counsel fees, expenses, and penalties incurred by Tenant in connection with any such liability or claim.

ARTICLE 11

LANDLORD’S AND TENANT’S NON-LIABILITY

Except to the extent of the negligence of Landlord, its agents, employees and contractors, Landlord shall not be liable for (and Tenant shall make no claim for) any property damage or personal injury that may be sustained by Tenant or by any other person as a consequence of the failure, breakage, leakage, inadequacy, defect, or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning, or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence, or improper conduct on the part of any other tenant of Landlord or on the part of Landlord or Tenant or Tenant’s Visitors; or attributable to any interference with, interruption, or failure of any services or utilities to be furnished or supplied by Landlord. Tenant shall give Landlord prompt written notice of the occurrence of any of the foregoing events.

Except to the extent of the negligence of Tenant, its agents, employees and contractors, Tenant shall not be liable for (and Landlord shall make no claim for) any property damage or personal injury that may be sustained by Landlord or by any other person as a consequence of the failure, breakage, leakage, inadequacy, defect, or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning, or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence, or improper conduct on the part of any other tenant of Landlord or on the part of Landlord, or Landlord’s agents, employees or contractors. Landlord shall give Tenant prompt written notice of the occurrence of any of the foregoing events.

ARTICLE 12

DISCHARGE OF LIENS

If, because of any act or omission of Tenant, any Lien is filed against the Real Property, the Premises, or the Building (whether or not such Lien is valid or enforceable as such), Tenant, at Tenant’s expense, shall cause it to be cancelled or discharged of record by bonding or otherwise within thirty (30) days after such filing, and Tenant shall, in any event, forever indemnify and save the Additional Insureds harmless against and shall pay all costs, expense, losses, fines and penalties, including, without limitation, attorney’s fees related thereto or resulting therefrom.

ARTICLE 13

TENANT’S INSURANCE

13.1.       Tenant, at its own expense, will maintain with insurers authorized to do business in the State of New Jersey and which are rated at least A XII in Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance (including, during any period when Tenant is making alterations or improvements to the Premises, coverage for any construction on or about the Premises) against claims for bodily injury, personal injury, death, or property damage occurring on, in, or about the Premises and the adjoining streets, sidewalks, and passageways, or as a result of ownership of facilities located on the Premises, with a limit of not less than Five Million and 00/100 Dollars ($5,000,000.00) per each occurrence (the “CGL”), such coverage to include commercial umbrella liability coverage, if necessary (If the CGL contains a general aggregate, it shall apply separately to the Premises. The CGL shall be written on ISO occurrence form CG00011093 or a substitute providing equivalent coverage and shall cover liability arising from the Premises, operations, independent contractors, products-completed operations, personal injury, advertising liability, and liability under an insured contract. The commercial umbrella liability coverage shall be consistent with the primary coverage.); (b) workers’ compensation insurance for the full statutory liability of Tenant (including employer’s liability), (c) all risk property insurance in an amount sufficient to cover the full replacement cost of Tenant’s fixtures and other personal property and all Alterations owned by Tenant under the terms of this Lease, and (d) such other insurance with respect to the Premises in such amounts and against such insurable risks as may be reasonably and customarily required by any landlord of a similar building or by any mortgagee. Accordingly, if, in the opinion of any mortgagees or ground lessors of the Real Property, the foregoing coverages and/or limits shall become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses, Landlord shall have the right to require Tenant to increase its insurance coverage and/or limits.

13.2.       The policy of insurance required to be maintained by Tenant pursuant to Section 13.1 shall name as additional insured parties Landlord, any mortgagee, any ground lessor, and any managing agent of Landlord, and their respective successors and assigns (collectively the “Additional Insureds”) and Tenant, as their respective interests may appear; shall be reasonably satisfactory to Landlord; and shall (a) provide (i) that thirty (30) days’ prior written notice of suspension, cancellation, termination, non-renewal or lapse, or material change of coverage shall be given to Landlord except for cancellation due to non-payment of premium; in which case ten (10) days’ prior written notice will be provided and (ii) that such insurance shall not be invalidated by any act or neglect of Landlord or Tenant or any owner of the Premises, nor by any foreclosure or other proceedings or notices thereof relating to the Premises or any interest therein, nor by any change in the title or ownership of the Premises, nor by occupation of the Premises for purposes more hazardous than are permitted by such policy; (b) not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Premises against the peril involved, whether collectible or not, and (c) include (i) a contractual liability endorsement evidencing coverage of Tenant’s obligation to indemnify Landlord pursuant to Section 10 hereof, (ii) a broad form liability endorsement and (iii) an automobile endorsement (covering owned and non-owned automobiles).

13.3.       Prior to any entry on the Premises, Tenant shall deliver to Landlord original or duplicate policies or certificates of the insurers evidencing all the insurance which is required to be maintained hereunder by Tenant and naming the Additional Insureds, and, within thirty (30) days prior to the expiration of any such insurance, other original or duplicate policies or certificates evidencing the renewal of such insurance.

13.4.       Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by Section 13.1, unless both Tenant and the Additional Insureds are named as insured and additional insureds, respectively, therein.

13.5.        Landlord covenants and agrees that throughout the Term it will maintain property insurance (or self-insurance) with respect to the Building and Property (excluding any property with respect to which Tenant is obligated to insure pursuant to Subsection 13.1 above) against physical damage for the full replacement cost of the Building, and general liability insurance against all claims for bodily injury, personal injury and property damage arising out of all operations on an “occurrence” basis and for not less than $5,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability. The policy of general liability insurance required to be maintained by Landlord shall name as additional insured parties Tenant, and Tenant’s officers and directors. Landlord will not carry insurance of any kind on Tenant's furniture or furnishings, or on any fixtures, equipment, appurtenances or improvements of Tenant under this Lease and Landlord shall not be obligated to repair any damage thereto or replace the same except to the extent that such damage results from landlord’s negligence or misconduct.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1.

(i)       Tenant expressly covenants that it shall not by operation of law or otherwise assign, encumber or mortgage this Lease in whole or in part, nor sublet or suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance (which consent will not be unreasonably withheld, conditioned or delayed) except as hereinafter provided to the contrary, and any attempt by Tenant to assign, sublet, encumber or mortgage this Lease shall be null and void. Except as hereinafter provided to the contrary, for the purposes of this Article 14, a sale, pledge, hypothecation, assignment, transfer, exchange, or other disposition of (i) any of the issued and outstanding capital stock of Tenant, if Tenant is a corporation, or of any corporation which directly or indirectly controls Tenant, or of any corporate partner in Tenant if Tenant is a partnership, or of any corporate guarantor of all or any of Tenant’s obligations under this Lease, or (ii) all or a part of the partnership interest of any general partner in Tenant if Tenant is a partnership, or of any general partner in any partnership which is the guarantor of all or any of Tenant’s obligations under this Lease, or (iii) any undivided interest in this Lease if Tenant is a co-tenancy, or (iv) all or a part of the membership interest of any managing member in Tenant if Tenant is a limited liability company, shall be deemed to be an assignment of this Lease which is subject to the provisions of this Article 14. Except as hereinafter provided to the contrary, the issuance of additional stock or the issuance of additional partnership or membership interests or the substitution of any partnership or membership interest shall be deemed a disposition of issued and outstanding capital stock or a disposition of a partnership or membership interest, as the case may be, for the purposes of the preceding sentence. For the purposes of this Article 14, a joint venture shall be deemed to be a partnership and a joint venturer a partner.

(ii)       The consent by Landlord to any assignment, mortgage, encumbrance, subletting, or use of the Premises by others shall not constitute a waiver of Landlord’s right to withhold its consent to any other or further assignment, mortgage, encumbrance, sublet, or use of the Premises by others. Except as hereinafter provided to the contrary, without the prior written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed), this Lease shall not pass by operation of law or otherwise to anyone other than the potential transferees described in Section 14.9 of this Article 14, and shall not be subject to garnishment or sale under execution in any suit or proceeding which may be brought against or by Tenant. The absolute and unconditional prohibitions contained in this Section and Tenant’s agreement thereto are material inducements to Landlord to enter into this Lease with Tenant, and any breach thereof shall constitute a material default hereunder permitting Landlord to exercise all remedies provided for herein or by law or in equity on a default of Tenant.

(iii)       If Tenant’s interest in this Lease is assigned or if the Premises or any part thereof are sublet to, or occupied by, or used by, anyone other than Tenant, whether or not in violation of this Article 14, Landlord may accept from any assignee, sublessee, or anyone who claims a right to the interest of Tenant under this Lease or who occupies any part(s) or the whole of the Premises the payment of Minimum Rent and Additional Rent and/or the performance of any of the other obligations of Tenant under this Lease, but such acceptance shall not be deemed to be a waiver by Landlord of the breach by Tenant of the provisions of this Article 14, nor a recognition by Landlord that any such assignee, sublessee, claimant, or occupant has succeeded to the rights of Tenant hereunder, nor a release by Landlord of Tenant from further performance by Tenant of the covenants on Tenant’s part to be performed under this Lease; provided, however, that the net amount of Minimum Rent and Additional Rent collected from any such assignee, sublessee, claimant, or occupant shall be applied by Landlord to the Minimum Rent and Additional Rent to be paid hereunder.

(iv)       Tenant agrees to pay to Landlord all reasonable out-of-pocket fees, costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, incurred by Landlord in connection with any proposed assignment of this Lease and any proposed sublease of the Premises, not to exceed $2,500.

14.2.

(i)       If Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall submit to Landlord a written notice (“Tenant’s First Notice”) setting forth in reasonable detail: (1) the name and address of the proposed assignee or subtenant; (2) the then contemplated basic business terms of the proposed assignment or subletting, including any letter of intent or term sheet; and (3) such information as to the proposed assignee’s or subtenant’s financial condition and general reputation as Landlord may reasonably require in accordance with its historical practice.

(ii)       Within fifteen (15) days after Landlord’s receipt of Tenant’s First Notice (or such later date as Tenant may supply any information required by Landlord in accordance with Section 14.2(i)(3), as applicable), Landlord agrees that it shall notify Tenant whether Landlord (x) consents to the proposed assignee or subtenant, (y) does not consent to the proposed assignee or subtenant, or (z) elects to exercise its recapture right, as described in clause (iii) of this Section 14.2. Landlord shall not be deemed to have unreasonably withheld its consent to a proposed assignee or subtenant if (1) the proposed assignee or subtenant is a party then occupying space in the Building or a party who has negotiated with Landlord for comparable space in the Building within the six (6) month period preceding the date of Tenant’s First Notice; (2) the proposed assignee’s or subtenant’s primary business is the sale of insurance or insurance-related products or services, (3) the proposed assignee or subtenant is entitled to sovereign immunity, or (4) the proposed subtenant or assignee shall, in Landlord’s reasonable discretion, have a financial condition which is insufficient to meet the financial obligations under the assignment or sublease, as applicable, or be engaged in a business, or propose to use the Premises in a manner which is not in keeping with the standards in such respects of the other tenancies in the Building. In connection with a proposed assignment of this Lease or a proposed sublet of all or a portion of the Premises, if Landlord fails to exercise its recapture right and Landlord has consented to the proposed assignee or subtenant, Tenant may proceed to negotiate and execute the proposed assignment or sublease, subject to the provisions of clause (vi) of this Section 14.2.

(iii)       If Tenant shall propose to assign its interest in this Lease or to sublet 50% or more of the rentable area of the Premises for all or substantially all of the remaining Term of this Lease, Landlord shall have the right, to be exercised by giving written notice (the “Recapture Notice”) to Tenant within fifteen (15) days after receipt of Tenant’s First Notice, to recapture the space described in Tenant’s First Notice (the “Recapture Space”). The Recapture Notice shall cancel and terminate this Lease with respect to the space described therein as of the later to occur of (1) the fifth (5th) Business Day following the proposed Commencement Date stated in Tenant’s First Notice, or (2) thirty (30) days following Tenant’s receipt of the Recapture Notice, in each case, as if that date had been herein definitively fixed as the Termination Date, and Tenant shall surrender possession of the Recapture Space as of such date in accordance with the provisions of this Lease relating to surrender of the Premises. Unless the Recapture Space covers all of the Premises demised under this Lease, in which event this Lease shall terminate and come to an end, all Rent shall be reduced in the same proportion as the Recapture Space and any portion of the Premises taken for use as a common corridor or other common area bears to the total Premises prior to such recapture.

(iv)       In the event Landlord elects to exercise its recapture right and the Recapture Space is less than the entire Premises, then Landlord shall have the right to make any reasonable alterations to the Recapture Space required, in Landlord’s judgment, to make the Recapture Space a self-contained rental unit with access through corridors to the elevators and toilets serving such space, which alterations shall be at Tenant’s cost and expense if Tenant would have had to construct (or contribute funds to construct) such self-contained rental unit pursuant to the Tenant’s First Notice, but otherwise at Landlord’s cost and expense. At Landlord’s request, Tenant shall execute and deliver an agreement, in form satisfactory to Landlord, setting forth any modifications to this Lease contemplated or resulting from the operation of this Section; however, neither Landlord’s failure to request such agreement nor Tenant’s failure to execute such agreement shall vitiate the effect of any cancellation pursuant to this Section.

(v)       No assignment or sublease shall be permitted if, as of the day immediately preceding the proposed commencement date of such assignment or sublease, Tenant is in default under this Lease beyond any applicable notice and cure period.

(vi)       Following execution of the proposed assignment or sublease, as applicable, by all parties thereto, Tenant shall submit to Landlord a written notice (“Tenant’s Consent Request”) setting forth: (1) any material deviations from Tenant’s First Notice provided hereunder; (2) a photostatic copy of the executed assignment or sublease; and (3) if approval thereof is desired by Tenant, a summary of plans and specifications for revising the floor layout of the Premises, if applicable. Within fifteen (15) days following Landlord’s receipt of Tenant’s Consent Request (which fifteen (15) day period may be extended for a reasonable period of time not to exceed fifteen (15) days if Landlord consults an outside architect or engineer to review any plans and specifications provided by Tenant, at its election), Landlord agrees it shall approve such assignment or sublease unless there has been a change in the identity of the subtenant or assignee or a material deviation in the basic business terms presented in Tenant’s First Notice. If there has been a change in the identity of the subtenant or assignee or a material deviation in the basic business terms presented in Tenant’s First Notice, Landlord may inform Tenant that Landlord’s response to Tenant’s Consent Request shall constitute a Recapture Notice to Tenant with respect to the Recapture Space contemplated by the proposed assignment or sublease (and if such Recapture Notice is given, clauses (iii) and (iv) of this Section 14.2 shall apply). If there has been a change in the identity of the subtenant or assignee or a material deviation in the basic business terms presented in Tenant’s First Notice and Landlord elects not to exercise its right to recapture consistent with the provisions of Section 14.2(iii) above, Landlord shall not unreasonably withhold its consent to the assignment or sublet proposed in Tenant’s Consent Request, and shall grant or withhold such consent within the aforementioned fifteen (15) day period (and, without limiting the foregoing, Landlord may withhold its consent if Tenant shall have publicly advertised the availability for assignment, sublease, or occupancy of all or any part of the Premises at a rental rate which is materially less than the rental rate at which Landlord is then offering to lease similar space in the Building (although it may conclude an assignment or sublease)). In this clause (vi), a “a material deviation in the basic business terms presented in Tenant’s First Notice” shall mean that the net effective rental terms vary by more than 10% from those proposed in Tenant’s First Notice.

(vii)       Tenant may elect to forego providing a Tenant’s First Notice hereunder, and to instead present Landlord a Tenant’s Consent Request which incorporates all of the elements of a Tenant’s First Notice hereunder, and if so elected, all references in this Article 14 to Tenant’s First Notice shall be deemed to refer to such Tenant’s Consent Request made, except that Landlord shall have a period of thirty (30) days following receipt of such Tenant’s Consent Request to approve or deny such assignment or sublease, or to exercise its recapture rights hereunder, as applicable.

(viii)        An assignment or sublease covered by the provisions of Section 14.9 shall not be subject to this Section.

14.3.

(i)          If Landlord shall consent to a sublease or an assignment pursuant to the request from Tenant, Tenant shall cause to be executed by its assignee or subtenant an agreement to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions, and agreements of this Lease for the period covered by the assignment or sublease and to the extent of the space sublet or assigned. An executed counterpart of each sublease or assignment and assumption of performance by the sublessee or assignee, in form and substance approved by Landlord, shall be delivered to Landlord within five (5) days prior to the commencement of occupancy set forth in such assignment or sublease; no such assignment or sublease shall be binding on Landlord until Landlord has received such counterpart as required herein.

(ii)         If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor pay to Landlord, as Additional Rent, fifty percent (50%) of all Net Rental Proceeds, of whatever nature, payable to Tenant by the prospective assignee or sublessee immediately upon receipt thereof. An assignment or sublease covered by the provisions of Section 14.9 shall not be subject to this Section.

14.4.      No assignment of this Lease (except in the case of a merger or other corporate consolidation in which another company has succeeded to Tenant’s interest under this Lease as the successor thereof) nor any sublease of all or any portion of the Premises shall release or discharge Tenant from any liability, whether past, present, or future, under this Lease, and Tenant shall continue to remain primarily liable under this Lease.

14.5.       Tenant shall be responsible for obtaining all permits and approvals required by any governmental or quasi-governmental agency in connection with any assignment of this Lease or any subletting of the Premises, and Tenant shall deliver copies of these documents to Landlord prior to the commencement of any work, if work is to be done. Tenant is also responsible for and is required to reimburse Landlord for all fees, costs, and expenses, including, but not limited to, reasonable out-of-pocket attorneys’ fees and disbursements, which Landlord incurs in reviewing any permits, approvals, and applications for construction within the Premises.

14.6.       Intentionally Deleted

14.7.       Tenant agrees that Landlord shall not be liable in damages or subject to liability by reason of Landlord’s failure or refusal to grant its consent to any proposed assignment of this Lease or subletting of the Premises, and that except to the extent that Landlord’s denial or withholding of its consent is deemed in bad faith, Tenant’s sole remedy for such failure or refusal shall be the remedy of specific performance. A dispute under this Article shall be resolved by an expedited arbitration proceeding under Section 32.23 of this Lease.

14.8.       Unless Landlord unreasonably withholds, delays or conditions its consent to any sublease or assignment, if Landlord withholds its consent of any proposed assignment or sublease, Tenant shall defend (using counsel reasonably approved by Landlord), indemnify, and hold Landlord harmless from and reimburse the Additional Insureds for all liability, damages, costs, fees, expenses, penalties, and charges (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of any claims that may be made against the Additional Insureds by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

14.9.       Notwithstanding anything in this Article 14 to the contrary, Landlord agrees that Tenant shall have the right, without obtaining Landlord’s prior consent or being subject to Landlord’s recapture or profit sharing rights, to (i) assign this Lease or (ii) to sublease the Premises in its entirety (and not only a portion thereof) to an Affiliate. Tenant acknowledges, however, that all terms and conditions of Section 14.1(ii), 14.1(iii), 14.2(i), 14.2(v), 14.3(i), 14.4, and 14.5 shall apply to such assignment or sublease. In the event of any assignment or sublease to an Affiliate, Landlord shall have no right to receive any rent received by Tenant in excess of the Minimum Rent and Additional Rent payable by Tenant to Landlord under this Lease. Additionally and notwithstanding anything in this Article 14 to the contrary, Tenant may, without Landlord's prior consent and without being subject to Landlord’s recapture or profit sharing rights, assign or transfer its right, title and interest in this Lease or sublease the Premises to any of the following: (i) any entity resulting from a merger or consolidation with Tenant (provided the successor entity has a net worth at the time of the transfer that is at least equal to twenty times (20X) the Minimum Annual Rent due for the immediately preceding calendar year; or (ii) any entity succeeding to the business and assets of Tenant (including a sale of all or substantially all of the Tenant’s assets) or to an entity that acquires a controlling interest in Tenant or acquires all or substantially all of the stock or other beneficial interests in Tenant in a transaction that is for a good business purpose and not principally for the purpose of transferring this Lease. For purposes of the foregoing, the term “control” shall mean (x) in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty one percent (51%) of all the voting stock, and in case of a joint venture, partnership, LLC or similar entity, ownership, directly or indirectly, of at least fifty one percent (51%) of all the general or other partnership, membership (or similar) interests therein or (y) the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, partnership interests, membership interests, similar interests, or by statute or by contract. Promptly following the effectiveness of any such transfer, Tenant shall provide to Landlord copies of all pertinent transfer documents and such other information pertaining thereto as Landlord may reasonably request, except as prohibited by applicable Laws, including applicable securities laws and regulations. Additionally, Landlord’s prior consent or notice to Landlord shall not be required for the transfer of Tenant’s stock over a national securities exchange, including, but no limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System, or for the infusion of additional equity capital in Tenant or a public or private offering of equity securities of Tenant under the Securities Act of 1933, as amended. Tenant shall deliver to Landlord a fully executed, photostatic copy of the assignment or sublease agreement within ten (10) days of the date of execution of such item.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CASUALTY

15.1.       If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant (and if this Lease shall not have been terminated as in this Article 15 hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the Premises to substantially the same condition as existed prior to such damage or destruction, at its expense, with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to repair or replace any of Tenant’s fixtures, personal property, or any Alterations owned by Tenant pursuant to the terms of this Lease, and Tenant hereby acknowledges that Landlord will not be carrying any insurance of any kind on the foregoing items belonging to Tenant. If the Premises are damaged by fire or other cause, Tenant, at its own expense, shall remove such of its furniture and other belongings from the Premises as Landlord shall require in order to repair and restore the Premises.

15.2.       If the Building or the Premises shall be partially damaged or partially destroyed by fire or other cause, the rents payable hereunder shall be abated to the extent that the Premises shall have been rendered unusable to Tenant in the conduct of its business and for the period from the date of such damage or destruction to the date the damage shall be repaired or restored; provided, however, that if Landlord is able to relocate Tenant to other comparable space in the Building during the period of any such restoration of the Building or Premises at Landlord’s sole cost and expense, then Rent shall only equitably abate to the extent of any reduction in square footage available to Tenant in such replacement space. If the Premises or a major part thereof shall be totally damaged or destroyed or rendered completely unusable to Tenant in the conduct of its business on account of fire or other cause, the rents shall completely abate as of the date of the damage or destruction and until Landlord shall repair, restore, and rebuild the Building and the Premises, provided, however, that should Tenant reoccupy a portion of the Premises for the conduct of Tenant’s business operations during the period the restoration work is taking place and prior to the date that the same are made completely tenantable, rents allocable to such portion shall be payable by Tenant from the date of such occupancy. Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to any abatement of the rents payable hereunder if such damage or destruction is attributable to the acts, omission, or negligence of Tenant or Tenant’s Visitors.

15.3.       If the Building shall be totally damaged or destroyed by fire or other cause, or if the Building shall be so damaged or destroyed by fire or other cause (whether or not the Premises are damaged or destroyed) as to require a reasonably estimated expenditure of more than twenty-five (25%) percent of the full insurable value of the Building immediately prior to the casualty and Landlord reasonably determines that the damage would take more than two hundred seventy (270) days to repair and restore, or if 50% or more of the Premises shall be totally damaged or destroyed by fire or other casualty, or if the Premises or a major part thereof shall be partially damaged or destroyed by fire or other casualty during the last twelve (12) months of the Term, then, notwithstanding anything elsewhere provided in this Article 15, Landlord may terminate this Lease by giving notice to Tenant within sixty (60) days after the date of the casualty. If Landlord elects to exercise said termination right, said notice shall be deemed effective as of the thirtieth (30th) day after the date of the giving of such notice, and this Lease and the Term hereof shall expire as of said thirtieth (30th) day as if said date were the date originally set forth herein as the Termination Date.

15.4.       In case of any damage or destruction mentioned in this Article 15, Tenant may terminate this Lease, by notice to Landlord, (i) if 25% or more of the rentable area of the Premises shall be partially damaged or destroyed by fire or other casualty during the last twelve (12) months of the Term or (ii) if Landlord and Tenant reasonably determine the Premises and the portions of the Building which are reasonably necessary for the use of the Premises are not reasonably capable of restoration within nine (9) months from the date of such damage or destruction, or (iii) if Landlord has not completed the making of the required repairs and restored and rebuilt the Premises and the portions of the Building which are reasonably necessary for the use of the Premises within nine (9) months from the date of such damage or destruction, or within an additional period after such nine (9) month period as shall equal the aggregate period Landlord may have been delayed in doing so by an Excusable Delay; provided, however, that Landlord may vitiate any such termination by completing the required repairs and restoration within thirty (30) days after receipt of Tenant’s notice of termination hereunder.

15.5.       No damages, compensation, or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article. If Landlord undertakes to restore the Premises and/or the Building under this Article 15, then Landlord shall use commercially reasonably efforts to effect such repair or restoration promptly and in such manner as to not unreasonably interfere with Tenant’s use and occupancy.

15.6.      Notwithstanding any of the foregoing provisions to the contrary, Landlord’s obligation to repair the damage and restore and rebuild the Building and/or the Premises pursuant to this Article shall be subject to the obtaining of all necessary approvals from the Governmental Authorities and subject further to the approval and consent of the holder of any superior mortgage or the lessor of any superior lease and the willingness of such mortgagee and lessor to make the proceeds of casualty insurance policies available to Landlord for such purposes.

15.7.       Tenant waives the benefit of New Jersey Revised Statutes, Title 46, Chapter 8, Sections 6 and 7 and agrees that Tenant will not be relieved of the obligations to pay the Minimum Rent or any Additional Rent in case of damage to or destruction of the Building, except as provided by this Lease.

15.8       A dispute under this Article shall be resolved by an expedited arbitration proceeding under Section 32.23 of this Lease.

ARTICLE 16

WAIVER OF CLAIMS;

MUTUAL WAIVER OF SUBROGATION

Landlord and Tenant waive all rights of recovery against each other and the Additional Insureds for any loss, damages, or injury of any nature whatsoever to property for which the waiving party is required to be insured. In addition, each insurance policy carried by Landlord insuring the Real Property against loss by fire and causes covered by standard extended coverage, and each insurance policy carried by Tenant and insuring the Premises and its fixtures and contents against loss by fire and causes covered by the policies required herein shall be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against Tenant or Landlord, respectively, in connection with any loss or damage covered by such policies. If the release of either Landlord or Tenant, as set forth in the second sentence hereof shall contravene any Law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be deemed secondary to the latter’s insurer.

ARTICLE 17

CONDEMNATION

17.1.       If the Premises, in their entirety, are acquired or condemned by eminent domain or condemnation proceedings; or if a suit or other action shall be instituted for the taking or condemnation therefor; or if in lieu of any formal condemnation proceedings or actions, Landlord shall grant an option to purchase and/or shall sell and convey the Premises, or the Building, or Real Property of which the Premises form a part to any governmental or other public authority, agency, body or public utility seeking to take said Real Property, Building, and/or Premises or any portion thereof; the Term shall cease and terminate from the date of title vesting pursuant to such proceeding or agreement. If a substantial portion of the parking area is condemned or acquired and Landlord is unable to provide other parking for Tenant (reasonably acceptable to Tenant) within thirty (30) days after the effective date of such condemnation or taking, then Tenant shall have the option to terminate this Lease by notice given to Landlord after the expiration of said thirty (30) day period.

17.2.       If only a portion of the Premises shall be so condemned or acquired, this Lease shall cease and terminate at Landlord’s or Tenant’s option, and if such option is not exercised by Landlord or Tenant, as applicable, an equitable adjustment based on the remaining square footage of the Premises of the Minimum Rent and Additional Rent payable by Tenant for the remaining portion of the Premises shall be made.

17.2.       If a termination occurs under this Article 17, Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired Term, and Tenant shall have no claim against Landlord, other than for the adjustment of the Minimum Rent and Additional Rent as hereinbefore mentioned, and shall not be entitled to any portion of any amount that may be awarded as damages or paid as a result of such proceedings or as the result of any agreement made by the condemning authority with Landlord. Tenant may make an independent claim in such proceedings for its personalty, trade fixtures and moving expenses only, provided, however, that any such claim shall in no way affect any portion of any award which Landlord or the holder of any mortgage affecting the Premises or the Real Property shall be entitled to receive.

17.3        A dispute under this Article shall be resolved by an expedited arbitration proceeding under Section 32.23 of this Lease.

ARTICLE 18

DEFAULT

18.1.       If during the Term any one or more of the following acts or occurrences (any one of such occurrences or acts being hereinafter called an “Event of Default”) shall happen:

(i)         If Tenant shall default in making the payment of any installment of Minimum Rent or the Additional Rent or default in any other way curable by the payment of money, as and when the same shall be due and payable, and such default shall continue for five (5) Business Days following the due date for such payment; or

(ii)         If Tenant assigns this Lease or sublets the Premises except in the manner permitted under Article 14; or

(iii)       If Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation, dissolution, or similar relief under any present or future bankruptcy or other applicable Law, or make an assignment for the benefit of its creditors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, or liquidator of Tenant or of all or any substantial part of its properties or of all or any part of the Premises; or

(iv)       If within sixty (60) days after the filing of an involuntary petition in bankruptcy against Tenant or the commencement of any proceeding against Tenant seeking any reorganization, composition, readjustment, liquidation, dissolution, or similar relief under any present or future bankruptcy or other applicable Law, and such proceeding shall not have been dismissed; or if, within sixty (60) days after the appointment (without the consent or acquiescence of Tenant) of any trustee, receiver, custodian, or liquidator of Tenant, or of all or any substantial part of the properties of Tenant or of all or any part of the Premises, and such appointment shall not have been vacated or stayed on appeal or otherwise discharged; or if, within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated; or if within sixty (60) days after the taking of possession (without the consent or acquiescence of Tenant) of the property of Tenant by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of Tenant, such taking shall not have been vacated or stayed on appeal or otherwise discharged; or

(v)         If the Premises shall be abandoned for a period of thirty (30) days or more; or

(vi)       If Tenant shall default in the observance or performance of or compliance with any of the other covenants, agreements, terms, or conditions of this Lease to be observed or performed by Tenant (other than any default specifically referred to in this Section 18.1), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Tenant shall fail to commence within said period of thirty (30) days, or shall fail to thereafter diligently prosecute to completion all steps necessary to remedy such default (it being intended that as to a default not susceptible of being cured with due diligence within thirty (30) days, the time within which such default may be cured shall be extended for such period as may be reasonably necessary to permit the same to be cured with all due diligence, but not to exceed ninety (90) days following the date of the notice of default);

then, upon the occurrence of any one or more of such Events of Default, Landlord may exercise the rights set forth in Article 19 of this Lease or otherwise provided at law or in equity.

18.2.       Intentionally Omitted.

18.3.       Landlord shall be in default of this Lease if it fails to perform any obligation of Landlord under this Lease and if such failure is not cured within thirty (30) days after written notice thereof is given by Tenant to Landlord; however, if said failure cannot reasonably be cured within thirty (30) days, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the thirty (30) day period and diligently continues to cure the default. If Landlord does not cure a default in accordance with the foregoing time periods, Tenant shall give to Landlord’s first mortgagee(s), if any, notice of such default (in addition to the notice required to be given pursuant to Article 21) and an additional cure period equal to that specified above for Landlord. If such default remains uncured after the expiration of the first mortgagee’s cure period, if any, Tenant may cure the default at Landlord’s expense. If Tenant pays any reasonable sum in order to cure Landlord’s default, such reasonable sum shall be reimbursed by Landlord to Tenant upon thirty (30) days’ written notice, which notice shall include supporting documentation. If Landlord fails to so reimburse Tenant and if the existence of the default is not being disputed by Landlord, Tenant may withhold from future Minimum Rent payments due and owing the sum owed to Tenant. If the default is being disputed by Landlord, Tenant may not offset its rent obligations until the existence of Landlord’s default and Tenant’s entitlement to reimbursement hereunder has been established by the judgment of a court of competent jurisdiction.

ARTICLE 19

LANDLORD’S RIGHTS UPON TENANT’S DEFAULT

19.1.       If any Event of Default occurs, Landlord may, notwithstanding the fact that Landlord may have other remedies hereunder or at law or in equity, by notice to Tenant, designate a date, not less than five (5) Business Days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date the Term of this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice was the Termination Date, and all rights of Tenant hereunder shall expire and terminate but Tenant shall remain liable as provided in this Lease, and Landlord shall have the right to remove all persons, goods, fixtures, and chattels from the Premises, by force or otherwise, without liability or damages to Tenant.

19.2.       If this Lease is terminated as provided in Section 19.1, or as permitted by Law, Tenant shall peaceably quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess, and repossess the same by summary proceedings, ejectment, or other legal proceeding, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any Law or an order of any court shall be entitled to possession or to remain in possession of the Premises but shall forthwith quit and surrender the Premises, and Landlord at its option shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from Tenant as and for damages either:

(i)       an amount equal to all Minimum Rent and Additional Rent (conclusively presuming the Additional Rent to be the same as was payable for the calendar year immediately preceding such termination) reserved hereunder for the unexpired portion of the Term, less the fair market rental value of the Premises for the unexpired portion of the Term, discounted at the rate of four percent (4%) per annum to then present worth; or

(ii)       amounts equal to the Minimum Rent and Additional Rent (as above presumed) which would have been payable by Tenant from time to time had this Lease not so terminated, or had Landlord not so re-entered the Premises, payable on the date that such payments would have otherwise been payable following such termination and until the Termination Date; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting, the reasonable out-of-pocket expenses incurred or paid by Landlord from such reletting, the reasonable out-of-pocket expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the reasonable out-of-pocket expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining Term of this Lease, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Premises or any part thereof should be relet in combination with other space or otherwise or for a term longer than the remaining Term of this Lease, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting. Suit or suits for the recovery of such damages, or any installments of such damages, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been so terminated under the provisions of Section 19.1, or under any provision of Law, or had Landlord not re-entered the Premises.

19.3.       Landlord agrees that, in the event of a default that results in Landlord’s recovery of possession of the Premises, Landlord will exert commercially reasonable efforts to relet the Premises in order to mitigate damages, provided: (1) Landlord will retain the right, in its reasonable discretion, to approve any tenant and to determine the terms and conditions of any lease, including, but not limited to, the rent and length of term, (2) Landlord shall not be obligated to display the Premises to prospective tenants if Landlord has other premises available in the Building and (3) Tenant may present prospective tenants to Landlord for consideration (Landlord having no obligation to accept such prospective tenants). In addition, nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums, or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Lease or re-entry on the Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 19.2. Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater, equal to, or less than any of the sums referred to in Section 19.2.

19.4.       Landlord may retain, as a credit against the liquidated damages herein provided for, any Minimum Rent or Additional Rent or monies received by it from Tenant or others on behalf of Tenant.

19.5.       If Tenant has not removed its furniture or fixtures within ten (10) Business Days after Landlord has taken possession of the Premises pursuant to this Article 19, Landlord shall have the right, as agent for Tenant, to take possession of any furniture or fixtures of Tenant found upon the Premises and sell the same at any private or public sale and apply the proceeds to any amount due Landlord. Tenant waives any right to notice of execution or levy in connection therewith.

19.6.       If Tenant shall default in the keeping, observance, or performance of any covenant, agreement, term, provision, or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in (i) a violation of any Law, or (ii) the imposition of any lien, charge, or encumbrance against all or any portion of the Premises, the Building, or the Real Property, and (b) in any other case if such default continues for a period of fifteen (15) days after the date of the giving by Landlord to Tenant of a notice of Landlord’s intention to perform the same. All reasonable out-of-pocket costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord, as Additional Rent, upon demand.

ARTICLE 20

LANDLORD’S REMEDIES CUMULATIVE; EXPENSES

20.1.       No right or remedy conferred upon or reserved to Landlord or to Tenant shall be exclusive of any other right or remedy, and any right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law. The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any right, power, or remedy contained in this Lease shall not be construed as a waiver or relinquishment thereof for the future. A receipt by Landlord or a payment by Tenant of any installment of the Minimum Rent or the Additional Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach and shall not be deemed to have been waived unless expressed in writing and signed by Landlord or Tenant, as applicable. Landlord and Tenant shall each be entitled, to the extent permitted by applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition, or provision of this Lease or to a decree compelling performance of any covenant, agreement, condition, or provision of this Lease, or to any other remedy allowed Landlord by Law.

20.2.       If Tenant shall be in default in the performance of any of its obligations under this Lease and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord, on demand, the reasonable out-of-pocket expenses Landlord incurred in connection therewith, including reasonable attorneys’ fees and any post-judgment collection fees. If Landlord shall be in default in the performance of any of its obligations under this Lease and an action shall be brought for the enforcement thereof in which it shall be determined that Landlord was in default, Landlord shall pay to Tenant, on demand, the reasonable out-of-pocket expenses Tenant incurred in connection therewith, including reasonable attorneys’ fees and any post-judgment collection fees.

20.3.       For the purposes of any suit brought by either party, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums mature hereunder.

ARTICLE 21

SUBORDINATION AND ESTOPPEL

21.1.       Subject to the provisions of Section 21.5, this Lease and the Term and estate hereby granted are and shall be subject and subordinate to the lien of each mortgage or ground lease which may at any time hereafter affect all or any portion of the Real Property or Landlord’s interest therein (any such mortgage or ground lease being herein called an “Underlying Encumbrance”), and Tenant hereby agrees to attorn to any holder of an Underlying Encumbrance, or to its successor or assign. Although no instrument or action on the part of Tenant shall be necessary to effectuate such subordination, Tenant shall, upon request by Landlord, at any time or times execute and deliver any and all reasonable instruments that may be necessary or proper to effect such attornment or subordination, or to confirm or evidence the same. If Tenant shall fail or otherwise refuse to execute a subordination instrument in accordance with this Article, then and upon such event, Tenant shall be deemed to have appointed Landlord and Landlord shall thereupon be regarded as the irrevocable attorney-in-fact of Tenant, duly authorized to execute and deliver the required instrument for and on behalf of Tenant, but the exercise of such power shall not be deemed a waiver of Tenant’s default. Landlord hereby represents that there is no Underlying Encumbrance as of the date of this Lease.

21.2.       If all or any portion of Landlord’s estate in the Real Property shall be sold or conveyed to any person, firm, corporation, or other entity upon the exercise of any remedy provided for in any mortgage or by law or equity, such person, firm, corporation, or other entity and each person, firm, corporation, or other entity thereafter succeeding to its interest in the Real Property (a) shall not be liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance, except to the extent that such act or omission shall be continuing, (b) shall not be subject to any offset, defense, or counterclaim accruing prior to such sale or conveyance, except to the extent that such offset, defense, or counterclaim shall be applicable to a continuing act or omission of Landlord, (c) shall not be bound by any payment prior to such sale or conveyance of Minimum Rent, Additional Rent, or other payments for more than one month in advance (except prepayments in the nature of security for the performance by Tenant of its obligations hereunder to the extent received), and (d) shall be liable for the keeping, observance and performance of the other covenants, agreements, terms, provisions, and conditions to be kept, observed and performed by Landlord under this Lease only during the period such person, firm, corporation, or other entity shall hold such interest, except that the foregoing shall not relieve such successor to Landlord’s interest of the obligation to cure any continuing default or wrongful act or omission.

21.3.       In the event of an act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise any such right until it has given written notice of such act or omission, or, in the case of the Premises or any part thereof becoming untenantable as the result of damage from fire or other casualty, written notice of the occurrence of such damage, to the holder of any Underlying Encumbrance whose name and address shall previously have been furnished to Tenant in writing, by delivering such notice of such act, omission, or damage addressed to such holder at said address or if such holder hereafter furnishes another address to Tenant in writing at the last address of such holder so furnished to Tenant, and, unless otherwise provided herein, until a reasonable period (but no less than thirty (30) days) for remedying such act, omission, or damage shall have elapsed following such giving of such notice (or following such later date as provided in Article 18 of this Lease), provided any such holder, with reasonable diligence, shall, following the giving of such notice, have commenced and continued to remedy such act, omission, or damage or to cause the same to be remedied.

21.4.       Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, execute, acknowledge, and deliver to Landlord an estoppel certificate, in form satisfactory to Landlord, certifying (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Minimum Rent and Additional Rent have been paid and whether any such Minimum Rent or Additional Rent has been paid in advance, (iii) whether Landlord is, to Tenant’s knowledge, in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which Tenant may have knowledge, and (iv) as to any other matters reasonably requested by Landlord, it being intended that any such certificate delivered pursuant to this Section 21.4 may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Real Property or any other party which Landlord wishes to receive said estoppel certificate. Landlord shall at any time and from time to time upon not less than ten (10) days’ prior notice by Tenant, execute, acknowledge, and deliver to Tenant an estoppel certificate, in form satisfactory to Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Minimum Rent and Additional Rent have been paid and whether any such Minimum Rent or Additional Rent has been paid in advance, (iii) whether Tenant is, to Landlord’s knowledge, in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which Landlord may have knowledge, and (iv) as to any other matters reasonably requested by Tenant, it being intended that any such certificate delivered pursuant to this Section 21.4 may be relied upon by a prospective assignee or subtenant or any other party which Tenant wishes to receive said estoppel certificate.

21.5       Landlord represents that the Building is not encumbered by any Underlying Encumbrances as of the date of this Lease. Landlord shall exert commercially reasonable efforts to obtain from each subsequent holder of an Underlying Encumbrance a subordination, non-disturbance and attornment agreement (“SNDA”) on such holder’s customary recordable form. Tenant acknowledges that Landlord does not guarantee Tenant’s receipt from such subsequent holder of an SNDA and the failure to so obtain such SNDA shall not impact the rights or obligations hereunder.

ARTICLE 22

NO WAIVER

22.1.       No waiver by Landlord or Tenant of any breach by the other party in this Lease of any of the terms, covenants, agreements, or conditions of this Lease shall be effective unless such waiver is contained in a writing subscribed by the party waiving such breach and no such waiver shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the terms, covenants, agreements, and conditions herein contained.

22.2.       No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys of the Premises prior to the Termination Date and the delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as an acceptance of a termination of this Lease or an acceptance of a surrender of the Premises.

22.3.       The receipt by Landlord of the Minimum Rent and Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Minimum Rent or a lesser amount of the Additional Rent then due shall be deemed to be other than on account of the earliest stipulated amount then due, nor shall any endorsement or statement on any check or payment as Minimum Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Minimum Rent or Additional Rent or pursue any other remedy provided in this Lease.

22.4.       Landlord’s failure during the Term to prepare and deliver any of the statements, notices, or bills set forth in this Lease shall not in any way cause Landlord to forfeit or surrender its rights to collect any amount that may have become due and owing to it during the Term.

22.5.       Landlord shall enforce the Rules and Regulations in a uniform and non-discriminatory manner. The failure of Landlord to enforce any of the Rules or Regulations as may be set by Landlord from time to time, against Tenant or against any other tenant in the Building shall not be deemed a waiver of any such Rule or Regulation, and Landlord shall not be liable to Tenant for any violation of the Rules and Regulations by any other tenant in the Building, or such tenant’s agents, servants, employees, contractors, invitees, or licensees.

ARTICLE 23

LANDLORD’S RIGHT OF ENTRY

23.1.       Landlord and Landlord’s agents and representatives shall have the right to enter into or upon the Premises, or any part thereof, at all reasonable hours and upon reasonable advance notice to Tenant for the following purposes: (i) examining the Premises; (ii) making such repairs or alterations therein as may be necessary in Landlord’s sole judgment for the safety and preservation of the Building or the Premises (provided no such repair or alteration shall result in a reduction of the rentable area of the Premises or in a reduction in ceiling heights); (iii) erecting, maintaining, repairing, or replacing wires, ducts, cables, conduits, vents, or plumbing equipment running in, to, or through the Premises (all of which shall be installed in the Premises, solely to the extent required, above the hung ceiling of the Premises or concealed within existing walls and columns); (iv) showing the Premises to prospective new tenants during the last nine (9) months of the Term; or (v) showing the Premises during the Term to any mortgagees or prospective purchasers of the Real Property. Landlord shall observe all security procedures and protocols reasonably established by Tenant in connection with any entry by Landlord into the Premises. Landlord shall give Tenant five (5) Business Days’ prior written notice before commencing any non-emergency repair or alteration.

23.2.       Landlord may enter upon the Premises at any time in case of emergency without prior notice to Tenant (provided prompt notice thereof is delivered to Tenant as soon as possible in all cases).

23.3.       Landlord, in exercising any of its rights under this Article 23, shall not be deemed guilty of an eviction, partial eviction, constructive eviction, or disturbance of Tenant’s use or possession of the Premises and shall not be liable to Tenant for same.

23.4.         All work performed by or on behalf of Landlord in or on the Premises pursuant to this Article 23 shall be performed with as little inconvenience to Tenant’s business as is reasonably possible. Construction materials may not be stored in the Premises.

23.5.       Tenant shall not change any locks or install any additional locks on doors entering into the Premises without the consent of Landlord and, if any change is made, a copy of any such lock key shall be given to Landlord. If in an emergency Landlord is unable to gain entry to the Premises by unlocking entry doors thereto, Landlord may force or otherwise enter the Premises without liability to Tenant for any damage resulting directly or indirectly therefrom. Tenant shall be responsible for all damages created or caused by its failure to give to Landlord a copy of any key to any lock installed by Tenant controlling entry to the Premises.

23.6         Any entry of the Premises by the Landlord pursuant to this Lease shall not unreasonably interfere with the conduct of Tenant’s business. Landlord and Tenant shall coordinate the performance of any work or repairs that is anticipated to be loud or disruptive, and Landlord shall use commercially reasonable efforts to perform such work or repairs during non-business hours if practicable, provided, however, that Landlord shall not be required to employ overtime labor in connection therewith. If Tenant requests, Landlord shall employ overtime labor in connection therwith provided that Tenant shall be responsible for paying the additional labor expense required due to the work or repairs being performed during non-business hours.

ARTICLE 24

QUIET ENJOYMENT

Landlord covenants and agrees that, upon the performance by Tenant of all of the covenants, agreements, and provisions hereof on Tenant’s part to be kept and performed, Tenant shall have, hold, and enjoy the Premises, subject to the terms of this Lease, including, but not limited to, the provisions of Article 21; provided, however, that no diminution, or abatement of the Minimum Rent, Additional Rent, or other payment to Landlord shall be claimed by or allowed to Tenant for inconvenience or discomfort arising from the making of any repairs or improvements to the Premises or the Real Property, nor for any space taken to comply with any Law, except as provided for herein. Tenant’s rights hereunder are and shall be subject to the existing state of title to the Real Property and to future easements affecting the Real Property, including, by way of illustration and not limitation, easements for storm and sanitary sewers, drainage ditches and public utilities, and to all existing and future mortgages, liens for real estate taxes, provided that the same will not render the Premises unfit for Tenant’s use as a general commercial office.

ARTICLE 25

SURRENDER

Upon the Termination Date, or prior expiration of the Term of this Lease, Tenant shall peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in as good condition as on the Commencement Date, except for normal wear and tear, repairs and replacement required of Landlord, and damage by fire or other casualty not caused by Tenant. Tenant’s obligation to observe or perform this covenant shall survive the Termination Date or prior expiration of the Term. If the Termination Date or prior expiration of the Term falls on a Sunday or a Building Holiday, this Lease shall expire at 12 noon on the last Business Day preceding said date.

ARTICLE 26

HOLDING OVER

If Tenant holds over possession of the Premises beyond the Termination Date or prior expiration of the Term, such holding over shall not be deemed to extend the Term or renew this Lease but such holding over shall continue upon the terms, covenants, and conditions of this Lease except that Tenant agrees that the charge for use and occupancy of the Premises for each calendar month or portion thereof (pro-rated on a per diem basis for a partial month) that Tenant holds over (even if such part shall be one day) shall be a liquidated sum equal to: (i) for the first 30 days of such holding over, one-twelfth (1/12th) of one and one-quarter (1 ¼) the sum of the: (A) Minimum Rent and (B) Additional Rent required to be paid by Tenant during the calendar year preceding the Termination Date or earlier expiration of the Term; and (ii) after such first 30 days of holding over, one-twelfth (1/12th) of one and one-half (1 ½) times the sum of the: (A) Minimum Rent and (B) Additional Rent required to be paid by Tenant during the calendar year preceding the Termination Date or earlier expiration of the Term. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises will be extremely substantial, will exceed the amount of the monthly Minimum Rent and Additional Rent payable hereunder and will be impossible to accurately measure. If Tenant holds over for more than thirty (30) days following receipt of notice from Landlord that Landlord has executed a lease with a new tenant (a "New Tenant") for all or any part of the Premises, Tenant shall indemnify and hold harmless the Additional Insureds against any and all losses and liabilities resulting therefrom, including, without limitation, any claims made by any New Tenant founded upon such delay. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Termination Date or prior expiration of the Term, and Landlord, upon said Termination Date or prior expiration of the Term, shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Premises. The provisions of this Article shall survive the Termination Date or earlier expiration of the Term.

ARTICLE 27

NOTICES

All notices, requests, consents, approvals, demands, and other communications by either party to the other given or required to be given under this Lease shall be in writing and shall be sent by hand delivery; or by registered or certified mail, return receipt requested; or by reputable private overnight delivery service providing a receipt of delivery or refusal, addressed (i) to Tenant (a) at Tenant’s address set forth in this Lease if given prior to Tenant’s taking possession of the Premises or (b) at the Building if mailed subsequent to Tenant’s taking possession of the Premises, or (ii) to Landlord at Landlord’s address set forth in this Lease, with a copy, in each instance, to Riker Danzig Scherer Hyland Perretti LLP, One Speedwell Avenue, Morristown, NJ 07960, Attn: Nicholas Racioppi, Esq., or (iii) to such other address as either party shall hereafter designate by notice as aforesaid. Copies of any default notices delivered to Tenant shall be delivered to Mario Suarez, Esq., Thompson Hine LLP, 335 Madison Avenue, New York, NY 10017 All notices properly addressed shall be deemed served on the date of receipt or rejection thereof, except that notice of change of address shall not be deemed served until received by the addressee. Legal counsel for the respective parties may provide the requisite notices hereunder on behalf of their respective clients.

ARTICLE 28

CHANGES SURROUNDING BUILDING

This Lease shall not be affected or impaired by any change in any sidewalk, alley, or street adjacent to or around the Building, except as otherwise provided in Article 17, nor by the construction of additional buildings or other improvements upon the Real Property. Tenant acknowledges that Landlord may construct additional buildings and other improvements on the Real Property, including the Common Areas, and expressly consents thereto.

ARTICLE 29

RULES AND REGULATIONS

Except as provided in this Lease to the contrary, Tenant and Tenant’s Visitors shall comply with the Rules and Regulations with respect to the Real Property which are set forth in Exhibit E annexed to this Lease and are expressly made a part hereof. Landlord shall have the right to make reasonable amendments thereto from time to time for the safety, care, and cleanliness of the Real Property, the preservation of good order therein and the general convenience of all tenants, and Tenant shall comply with such amended Rules and Regulations following written notice thereof from Landlord. In the event there is a conflict between the provisions of this Lease and the Rules and Regulations, the provisions of this Lease shall govern.

ARTICLE 30

LIMITATION OF LIABILITY

Anything in this Lease to the contrary notwithstanding, no recourse or relief or personal liability shall be had under any rule of Law, statute, or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of any obligation, monetary or non-monetary), against Landlord, or Landlord’s agents, shareholders, officers, directors, partners, members, principals (disclosed or non-disclosed), tenant-in-common, venturer, trustee, trustee beneficiary, grantee, affiliates, or any other individual or entity having an interest in Landlord, it being expressly understood that all obligations of Landlord under or relating to this Lease are solely obligations payable out of the Real Property (including without limitation all income, and all sale and insurance proceeds resulting from the lease, financing, sale or destruction of the Real Property) and are compensable solely therefrom. It is expressly understood that all such liability is and is being expressly waived and released as a condition of and in consideration for the execution of this Lease, and Tenant expressly waives and releases all such liability as a condition of, and in consideration for, the execution of this Lease by Landlord.

Anything in this Lease to the contrary notwithstanding, no recourse or relief or personal liability shall be had under any rule of Law, statute, or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of any obligation, monetary or non-monetary), against Tenant’s agents, shareholders, officers, directors, partners, members, principals (disclosed or non-disclosed), tenant-in-common, venturer, trustee, trustee beneficiary, grantee, affiliates, or any other individual or entity having an interest in Tenant, it being expressly understood that all obligations of Tenant under or relating to this Lease are solely obligations payable out of the assets and income of the Tenant entity and are compensable solely therefrom. It is expressly understood that all such liability is and is being expressly waived and released as a condition of and in consideration for the execution of this Lease, and Landlord expressly waives and releases all such liability as a condition of, and in consideration for, the execution of this Lease by Tenant.

ARTICLE 31

DIRECTORY; SIGNS

31.1.       Prior to the Commencement Date, Landlord shall remove its signage located in the common areas of the Building with the exception of the first floor common walkthrough and penthouse portions of the Building. Landlord, at Landlord’s sole cost and expense, shall install identification signage for Tenant in the lobby of the Building (“Lobby Signage”), subject to the parties’ agreement as to the size and style (and plans and specifications) for such Lobby Signage. Promptly following the parties’ agreement as to such Lobby Signage, Landlord shall commence and diligently prosecute to completion the fabrication and installation of such Lobby Signage. Following the installation of such Lobby Signage, Tenant shall maintain, repair, replace and remove such Lobby Signage all at Tenant’s sole risk, cost and expense. Landlord may, at any time during the Term (or any extension thereof), upon five (5) Business Days prior written notice to Tenant, temporarily relocate the position of the Lobby Signage to perform any necessary repairs or maintenance required hereunder; Landlord agreeing to use commercially reasonable efforts to minimize the period of any such relocation. The cost of such relocation shall be at the cost and expense of Landlord. The rights provided in this Section 31.1 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion, which shall not be unreasonably withheld in case of an assignment or sublease.

31.2.       Landlord shall install, at Tenant’s sole cost and expense, Tenant’s name, logo, and identifying graphics on signage at the entrance of the Premises as well as directional signage in certain portions of the common areas of the Building, provided that Tenant submits all plans and drawings of the same for Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed if such signage (including the size and style of the lettering) is consistent with the standards generally in use at the Building for signage.

31.3       Tenant shall have the right to have its name and logo listed on the monument sign for the Building (the “Monument Sign”), subject to the terms of this Section 31.3. The design, size and color of Tenant’s signage with Tenant’s logo to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the reasonable approval of Landlord and any applicable governmental authorities with jurisdiction thereover; provided, however, that Tenant’s signage shall be at least as prominent as that of any other comparable tenant of the Building leasing substantially similar square footage in the Building. Landlord reserves the right to withhold consent to any signage that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Building and Monument Sign. Landlord shall have the right to require that all names or logos on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering or logo design prior to its fabrication and installation. The location of Tenant’s logo on the Monument Sign shall be subject to Landlord’s reasonable approval. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its reasonable discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign within thirty (30) days following rendition of a bill therefor. Tenant’s signage on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Landlord may, at any time during the Term (or any extension thereof), upon five (5) Business Days prior written notice to Tenant, relocate the position of Tenant’s signage on the Monument Sign without materially impairing its visibility. The cost of such relocation shall be at the cost and expense of Landlord. The rights provided in this Section 31.3 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion, which shall not be unreasonably withheld in case of an assignment or sublease.

ARTICLE 32

MISCELLANEOUS

32.1.     Entire Agreement. This Lease contains the entire agreement between the parties, and any attempt hereafter made to change, modify, waive, discharge, or effect an abandonment of it in whole or in part shall be void and ineffective unless in writing and signed by the party against whom enforcement of the change, modification, waiver, discharge, or abandonment is sought.

32.2.    Jury Trial Waiver. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim, injury or damage, or any emergency or statutory remedy.

32.3.    Broker. Landlord and Tenant mutually represent to each other that they have not dealt with any real estate broker or sales representative in connection with this Lease other than Cushman & Wakefield, Inc. (“Broker”). Landlord agrees to pay the commissions of Broker pursuant to separate agreement. Each party agrees to indemnify, defend and hold harmless the other (and any mortgagees or ground lessors) from and against all threatened or asserted claims, liabilities, costs or damages which may incur as a result of a breach of this representation. This representation shall survive the expiration or sooner termination of this Lease.

32.4.    Severability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by Law.

32.5.    Interpretation.

(a)       Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

(b)       Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, when the sense requires.

(c)       All pronouns and any variations thereof shall be deemed to refer to the neuter, masculine, feminine, singular, or plural as the identity of Tenant requires.

(d)       This Lease shall not be strictly construed either against Landlord or Tenant.

(e)       No remedy or election given by any provision in this Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative with all other remedies in law or equity as otherwise specifically provided.

(f)       Each provision hereof shall be deemed both a covenant and a condition and shall run with the land.

(g)     If, and to the extent that, any of the provisions of any rider to this Lease conflict or are otherwise inconsistent with any of the preceding provisions of this Lease, or of the Rules and Regulations appended to this Lease, whether or not such inconsistency is expressly noted in the rider, the provisions of the rider shall prevail, and in case of inconsistency with said Rules and Regulations, shall be deemed a waiver of such Rules and Regulations with respect to Tenant to the extent of such inconsistency.

(h)     Tenant agrees that all of Tenant’s covenants and agreements herein contained providing for the payment of money and Tenant’s covenant to remove construction liens shall be deemed conditions as well as covenants, and that if default be made in any such covenants, Landlord shall have all of the rights provided for herein.

(i)       The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience of reference only and are not to be deemed part of or to be used in construing this Lease.

(j)     The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and permitted assigns, except as otherwise provided herein.

(k)      This Lease has been executed and delivered in the State of New Jersey and shall be construed in accordance with the Laws of the State of New Jersey, and Landlord and Tenant acknowledge that all of the applicable statutes of the State of New Jersey are superimposed on the rights, duties, and obligations of Landlord and Tenant hereunder, and this Lease shall not otherwise provide that which said statutes prohibit.

(1)      Landlord has made no representations or promises with respect to the Premises or the Real Property, except as expressly contained herein.

(m)    Landlord shall have no obligation, except as herein set forth, to do any work in and to the Premises to render them ready for occupancy and use by Tenant.

32.6.     Not Offer, Option, etc. The submission of this Lease to Tenant for examination does not constitute by Landlord a reservation of, or an option to Tenant for, the Premises, or an offer to lease on the terms set forth herein, and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.

32.7.     Force Majeure. If, by reason of an Excusable Delay Landlord or Tenant shall be unable to fulfill its non-monetary obligations under this Lease, this Lease shall in no way be affected, impaired, or excused; provided, however, that in such case Tenant’s obligation to pay Minimum Rent and Additional Rent hereunder shall not be excused except as specifically provided to the contrary in this Lease.

32.8.      Adjacent Excavation, Shoring. If any excavation or other sub-structural work shall be made upon land adjacent to the Building or the Property or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation or other sub-structural work license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls or structures of the Building of which the Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

32.9.       Security Deposit.

(i)       Tenant shall, upon the signing of this Lease, deliver to Landlord a letter of credit (the “Letter of Credit”), issued in favor of Landlord in the sum of $379,523.00 (the “Security Deposit”), as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease. On or after the second (2nd) anniversary of the Rent Commencement Date, provided Tenant is not then in default of this Lease beyond any applicable notice and cure period, Tenant may reduce the Security Deposit to $199,368.18. Upon Tenant’s written request, Landlord shall reasonably cooperate with Tenant to effectuate the foregoing reduction of the Letter of Credit, including signing any documents required by the bank that has issued the Letter of Credit.

(ii)       It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease beyond any applicable notice and cure period, including, but not limited to, the payment of Minimum Rent and Additional Rent or any other sum for which Tenant is liable hereunder, Landlord may draw upon the Letter of Credit and apply or retain any portion or all of the amount received from such draw to the extent required for the payment of any Minimum Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other re-entry by Landlord. If Landlord draws upon all or any part of the Letter of Credit and applies or retains any portion or all of the amount received from such draw, Tenant, within ten (10) days following demand, shall restore the face amount of the Letter of Credit to an amount equal to the Security Deposit so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the term hereof.

(iii)       Any Letter of Credit delivered by Tenant shall be an irrevocable commercial Letter of Credit in the amount of the Security Deposit, such Letter of Credit to be in form and substance reasonably satisfactory to Landlord, and issued by a member bank of the New York Clearing House Association acceptable to Landlord, or issued by such other bank with assets and reserves substantially equivalent to any of such member banks and reasonably acceptable to Landlord, payable upon the presentation by Landlord to such bank of a sight-draft, without presentation of any other documents, statements or authorizations, which Letter of Credit shall provide (i) for the continuance of such Letter of Credit for the period of at least one (1) year from the date hereof, (ii) for the automatic extension of such Letter of Credit for additional periods of one (1) year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such Letter of Credit for at least sixty (60) days beyond the expiration date of this Lease) unless such bank gives Landlord notice of its intention not to renew such Letter of Credit, not less than thirty (30) days prior to the initial or any future expiration date of such Letter of Credit and (iii) that in the event such notice is given by such bank, Landlord shall have the right to draw on such bank at sight for the balance remaining in such Letter of Credit and hold and apply the proceeds thereof in accordance with the provisions of this Article and this Lease. Each Letter of Credit to be deposited and maintained with Landlord (or the proceeds thereof) shall be held by Landlord as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease, and in the event that (x) any default by Tenant beyond any applicable notice and cure periods occurs under this Lease, or (y) Landlord transfers its right, title and interest under this Lease to a third party and, after thirty (30) days’ notice from Landlord, the bank issuing such Letter of Credit does not consent to the transfer of such Letter of Credit to such third party, or (z) notice is given by the bank issuing such Letter of Credit that it does not intend to renew the same, as above provided, and a substitute Letter of Credit in form and substance satisfactory to Landlord and otherwise complying with the terms of this Section 32.9 is not received by Landlord within thirty (30) days after such notice is given, then, in any such event, Landlord may draw on such Letter of Credit, and the proceeds of such Letter of Credit shall then be held and applied as security (and be replenished, if necessary) as provided in this Section 32.9 and this Lease.

(iv)      The Security Deposit delivered by Tenant shall be returned to Tenant promptly after the expiration date of this Lease and after delivery of the entire possession of the Premises to Landlord in the condition required pursuant to the terms of this Lease so long as Tenant is not then in default under this Lease. In the event of a sale of the Building or leasing of the Building, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and, upon such transfer from Landlord to the new landlord, Tenant agrees to look solely to the new Landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(v)           Landlord and Tenant acknowledge and agree that the Letter of Credit shall be required to permit Landlord to make draws thereon by facsimile or other reasonable electronic means. To the extent the Letter of Credit delivered by Tenant concurrently with the execution of this Lease does not permit such facsimile or other electronic draws, Landlord and Tenant shall cooperate, at no cost or expense to Landlord, to affect an amended or replacement Letter of Credit containing such provision as soon as practicable, but in any event, not more than sixty (60) days following the date hereof.

32.10.      Transfer by Landlord. In the event of any transfer of title to Real Property and assumption of this Lease by such transferee, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder except for continuing obligations and liabilities under this Lease and liabilities which arose prior to such transfer and this Lease shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest.

32.11.       Access. Subject to governmental regulations, Tenant will be entitled to have access to the Premises twenty-four (24) hours per day, seven (7) days a week.

32.12.       Reasonable Modifications. If, in connection with obtaining financing for the Building, a banking, insurance, or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not: (i) increase the obligations of Tenant hereunder or (ii) affect the leasehold interest created or the conduct of Tenant’s business operations at the Premises except in each case, to an immaterial extent.

32.13.      Authorization. Tenant and Landlord each represent that the undersigned officer(s) have been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant or Landlord, as applicable, does not and shall not violate any provision of any by-laws, certificate of incorporation, agreement, order, judgment, governmental regulation, or any other obligations to which Tenant or Landlord, respectively, is a party or is subject.

32.14.       Consent, Permission, or Approval. In any case where Landlord’s consent, permission, or approval is requested (or required to be requested) by Tenant in connection with this Lease, (i) Landlord shall have the right to charge Tenant all reasonable out-of-pocket costs (architectural, engineering and legal) as Additional Rent that Landlord reasonably incurs in determining whether such consent, permission, or approval shall be granted; and (ii) Landlord agrees that such consent, permission or approval shall not be unreasonably withheld, conditioned or delayed except where Landlord has expressly reserved the right to grant such consent, permission or approval in Landlord’s sole discretion elsewhere in this Lease.

32.15.      Financial Statements. Landlord acknowledges that Tenant is a public company required to file financial disclosure with the United States Securities and Exchange Commission. At such time, if any, as the named Tenant under this Lease is not a public company, and upon request by Landlord, Tenant agrees, within (30) days after Landlord’s request, to furnish to Landlord and to any mortgagee or ground lessor of the Building and/or Property a balance sheet and profit and loss statement for the last available accounting year (provided such balance sheet and statement are prepared as of a date not more than 18 months prior to the date of the request by Landlord) prepared by Tenant and represented to accurately reflect the information set forth thereon. Landlord shall request said financial statements no more than one time per year.

32.16.      Hazardous Substances.

      (a)       Landlord has no Actual Knowledge of the existence of any hazardous substances (as defined in Section 8.2) in the Building or on the Property in violation of applicable governmental regulation; provided, however, minor quantities of hazardous substances may be used or stored in the Building and on the Property for cleaning purposes, in connection with the use of office equipment and the normal operation of offices by tenants and occupants of the Building and in connection with construction and maintenance activities relating to the Building and the Property, so long as such quantities and the use thereof are permitted by or are exempt from applicable governmental regulation. As used herein, the phrase “Actual Knowledge” of Landlord is limited to and based upon the current actual knowledge of the General Counsel of Landlord, without inquiry and investigation. The phrase “Actual Knowledge” of Landlord shall not be construed, by imputation or otherwise, to refer to the knowledge of any parent, subsidiary or affiliate of Landlord or to any other officer, agent, manager, representative or employee of Landlord or to impose upon the General Counsel of Landlord any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, the General Counsel of Landlord shall have no personal liability hereunder. Landlord shall deliver any governmentally required certifications regarding hazardous substances or asbestos (if any) incorporated in the Building.

32.17        Counterparts. This Lease may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Lease transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

32.18       Incentives. At Tenant’s request, Landlord shall, at Tenant’s sole cost and expense, join in any reasonable applications, execute any reasonable documents, and otherwise reasonably cooperate with Tenant’s efforts to apply for and receive any incentives or other benefit programs from any governmental authority having jurisdiction over the Premises, which incentives or other benefit programs will inure solely to the benefit of Tenant if received. Tenant agrees to indemnify, defend, protect, save and hold Landlord harmless from and against any and all costs, expenses, losses, demands, claims, obligations and liabilities against or incurred by Landlord in connection with such cooperation.

32.19        Building Security. Landlord shall maintain a security guard in the lobby at all times throughout the Term of this Lease, 24 hours per day, 7 days per week. Tenant will be added to the existing S2 security system; and Tenant shall additionally be permitted to modify the existing S2 security system, with Landlord’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned) in order to add security-related approvals unique and limited to Tenant’s workforce; provided, however, that any additional costs incurred by Landlord in connection with such modification to the existing S2 security system shall be reimbursed by Tenant within ten (10) days following demand therefor. Within ten (10) days following the Commencement Date, Tenant shall provide Landlord with a written request for the number of keycards or fobs, as applicable, required for use by its employees, and Landlord shall provide such keycards or fobs promptly thereafter. Tenant shall be responsible for any lost or additional keycards or fobs required thereafter at Landlord’s current charge therefor, which as of the date hereof is $50 per keycard or fob.

32.20        COVID Protocols. Tenant and Tenant’s Visitors shall abide by all Laws and COVID-19 protocols reasonably promulgated by Landlord and that are consistent with applicable Laws with respect to the common areas of the Building. Any future changes to said COVID-19 protocols shall be commercially reasonable and in line with protocols adopted by other class A office buildings in New Jersey with multiple occupants with shared amenities. Tenant shall have the right to institute COVID-19 protocols for Tenant’s Visitors within the Premises in its sole discretion, which shall be the governing COVID-19 protocols within the Premises (provided that the foregoing do not diminish any right of entry of Landlord or its agents, employees, and contractors in the Premises for the purposes set forth in this Lease).

32.21       Telecommunications. Landlord represents that the Building has multiple points of data entry, VoIP technology. The Building’s telecommunications vendors are Altice and Lumen. Tenant to have the right to add additional vendors, subject to Landlord’s reasonable approval.

32.22        Intentionally Omitted

32.23        Expedited Arbitration. In the event of any dispute under this Lease with respect to any matter that may expressly be resolved by arbitration as provided in this Lease, either party shall have the right to submit such dispute to arbitration in Morris County, NJ under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA (presently Rules 56 through 60) before a single arbitrator; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 57 shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the AAA by telephone, within four (4) Business Days of notification of the arbitrator appointed of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the second paragraph of Rule 57; (iii) the Notice of Hearing referred to in Rule 58 shall be four (4) days in advance of the hearing; (iv) the hearing shall be held within five (5) Business Days after the appointment of the arbitrator or such other date specified by the arbitrator, (v) the arbitrator shall have no right to award damages; and (vi) the decision and award of the arbitrator shall be final and conclusive on the parties. If any party fails to appear at a duly scheduled and noticed hearing for any reason other than an Excusable Delay, the arbitrator is hereby expressly authorized to enter judgment for the appearing party. The arbitrators conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable Law. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. The arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten years’ experience in the commercial real estate industry in the geographic location where the Premises are located, with a particular focus in the area of office leasing. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section, and the expenses and fees of the arbitrator selected shall be shared equally by Landlord and Tenant; provided, that, to the extent the arbitrator determines that a party prevailed in a dispute, all of the actual reasonable out-of-pocket costs incurred by such party in connection with such arbitration shall be borne by the unsuccessful party. Neither party shall have ex parte communications with any arbitrator selected under this Section following his or her selection and pending completion of the arbitration hereunder.

ARTICLE 33

RENEWAL OPTION

33.1.       Tenant is hereby granted one (1) option to renew this Lease for a renewal term of five (5) years (the “Renewal Term”), subject to the terms of this Article 33. In the event that Tenant desires to renew this Lease, it shall give notice in writing to Landlord of its intention to renew the Lease at least twelve (12) months prior to the Termination Date. During the Renewal Term, Tenant shall lease the Premises in its “AS IS” condition, and all of the terms and conditions of this Lease shall otherwise remain in effect during the Renewal Term, except that the annual Minimum Rent payable during the Renewal Term shall be the annual fair market renewal rental value of the Premises based on a comparison of the rents and accrued escalations then being paid by tenants renewing leases for comparable space in the competitive market area of the Premises, excluding from consideration rent concessions, such as free rent and work letter allowances, made to tenants leasing space initially, but taking into consideration rent concessions, such as refitting allowance, made to tenants renewing leases (the “Fair Market Renewal Rent”). The Fair Market Renewal Rent may be lower or higher than the Minimum Rent payable by Tenant for the Initial Term. In the event the Minimum Rent to be paid during the Renewal Term increases over the amount paid during the year preceding the first year of such Renewal Term, Landlord may, at its sole option, require Tenant to pay, on or before the commencement of the Renewal Term, a proportionate increase in the Security Deposit.

33.2.       The Fair Market Renewal Rent of the Premises for purposes of Section 33.1 shall take into account the provisions of this Lease and shall be determined pursuant to the provisions of this Section 33.2. The Fair Market Renewal Rent shall be initially set forth by Landlord in a notice to Tenant at least sixty (60) days prior to the commencement of the Renewal Term. The Fair Market Renewal Rent set forth in such notice shall be binding upon both parties, unless Tenant shall notify Landlord of its objection within twenty (20) days after receipt of such notice. In the event of such an objection, which is not resolved within twenty (20) days thereafter, Tenant, at its own expense, shall designate an MAI or SREA appraiser in the Morris County area having not less than 10 years’ experience in the determination or appraisal of commercial office building rents. Tenant’s designated appraiser shall then determine and promptly report to both parties in writing the Fair Market Renewal Rent of the Premises, which report shall be binding upon both parties, unless Landlord shall object to same within twenty (20) days after receipt of said report. If Landlord shall so object, both parties shall jointly appoint a separate MAI or SREA appraiser who shall determine the Fair Market Renewal Rent by selecting either Landlord’s Fair Market Renewal Rent determination or Tenant’s designated appraiser’s Fair Market Renewal Rent determination according to whichever of the two valuations is closer to the actual Fair Market Renewal Rent in the opinion of such separate appraiser. Such separate appraiser shall be neutral and disinterested and shall not have been employed or engaged by either Landlord or Tenant during the preceding five (5) year period. The costs of such separate appraiser shall be shared equally by Landlord and Tenant.

33.3.       It shall be a condition of the exercise of the option set forth in this Article 33 that, at the time of the exercise of said option, Tenant shall not be in default under this Lease beyond applicable grace periods.

33.4.       Tenant acknowledges and agrees that the option set forth in this Article 33 shall be personal to Tenant and Tenant’s permitted transferees under Section 14.9 of this Lease, and shall not be exercisable by any party other than Tenant named herein and its permitted assignees. Furthermore, notwithstanding anything herein to the contrary, Tenant shall not have the right to exercise the renewal option(s) set forth herein if the amount of Rentable Area of the Premises leased by Tenant during the Renewal Term is fifty (50%) percent or less than the amount of Rentable Area leased by Tenant as of the Commencement Date.

ARTICLE 34

CONFIDENTIALITY

Landlord and Tenant each agrees that the terms and conditions of this Lease shall be kept private and confidential, except to the extent that the same may be submitted to a third party (including attorneys, accountants, financiers, investors, partners of Landlord or Tenant) solely: (i) for legitimate business and regulatory purposes (including, but not limited to, proposed financing by Landlord or a proposed assignment or sublease by Tenant of this Lease); or (ii) to comply with any requirements imposed by Laws. Without limiting the foregoing, Landlord acknowledges that, as a public company, Tenant may disclose the basic business terms of this Lease or a copy of the Lease itself in filings made with the United States Securities and Exchange Commission. Notwithstanding anything herein to the contrary, in the event of a breach of this Paragraph 34, Landlord and Tenant agree that the remedies available to the non-breaching party shall not include a termination of this Lease.

ARTICLE 35

INCLUDED FF&E

Tenant shall have the right to use during the term of this Lease, all of the furniture, fixtures and equipment set forth on Exhibit I attached hereto and made a part hereof (the “Included FF&E”), and Landlord makes no representation or warranty with respect to any such Included FF&E; provided, however, that on or before August 1, 2022, Tenant shall remove any items of Included FF&E it desires (any such items, the “Removed FF&E”) at Tenant’s sole cost (up to the point of loading such Removed FF&E on to trucks to be provided by Landlord, and Landlord shall be responsible for all costs and expense associated with transporting and storing such Removed FF&E at its sole cost and expense) following the date hereof in coordination with, and pursuant to the instructions of, Landlord with respect to the same (and such items of Removed FF&E shall no longer constitute Included FF&E hereunder). Tenant shall maintain such Included FF&E in good working order at its sole cost and expense throughout the term of this Lease, reasonable wear and tear and damage from casualty excepted, and make any changes thereto and any repairs and replacements thereto necessary to keep such Included FF&E in good working order. Tenant shall not remove the Included FF&E during the Term hereof or upon the expiration or earlier termination of this Lease, the parties agreeing that such Included FF&E is and shall remain the property of Landlord. Landlord and Tenant have not allocated any Rent to the Included FF&E.

[SIGNATURE BLOCKS

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IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written.

LANDLORD:

UNITED STATES FIRE INSURANCE COMPANY

By:	/s/ Nicole Mort
Name:	Nicole Mort
Title:	VP of Real Estate

Dated:	2/7/2022

TENANT:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Andrew Saik
Name:	Andrew Saik
Title:	Chief Financial Officer

Dated:	February 7, 2022

Legal Approved

By: Jon Miles

Date: 2/7/22

EXHIBIT A

DESCRIPTION OF THE PROPERTY

[INTENTIONALLY OMITTED]

1

EXHIBIT B

FLOOR PLAN FOR THE PREMISES

[INTENTIONALLY OMITTED]

1

EXHIBIT C

MINIMUM RENT FOR THE PREMISES

Term	Annual	Monthly	Monthly w/ERIF*	$/RSF
Lease Year 1	$759,046.00	$63,253.83	$67,070.87	$29.00
Lease Year 2	$778,022.15	$64,835.18	$68,652.22	$29.73
Lease Year 3	$797,472.70	$66,456.06	$70,273.10	$30.47
Lease Year 4	$817,409.52	$68,117.46	$71,934.50	$31.23
Lease Year 5	$837,844.76	$69,820.40	$73,637.44	$32.01

* Based on ERIF of $1.75/rsf, subject to change as set forth in Exhibit G.

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EXHIBIT D

TENANT IMPROVEMENTS; WORK LETTER

Section 1.1.       The provisions of this Exhibit (the “Work Letter”) shall have the same force and effect as if this Exhibit were a numbered Article of the Lease.

Section 2.1       Landlord and Tenant have attached to this Exhibit preliminary plans for the construction of the Premises that have been approved by Landlord and Tenant (the “Preliminary Plans”). As used in the Lease and this Exhibit, the term "Tenant Improvements" means those items of general tenant improvement construction shown on the Final Plans (defined below), including, but not limited to, partitioning, doors, ceilings, floor coverings, installation and completion of interior sides of exterior walls, wall finishes (including paint and wall coverings), electrical (including lighting, switching, telephones, outlets, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork and distribution of Building services such as sprinkler and electrical service. Tenant shall, at Tenant's sole cost and expense (but subject to the Allowance and Landlord’s contribution for the cost of the Pantry Work), arrange for the construction of the Tenant Improvements. The Tenant Improvements shall be constructed in substantial accordance with the Final Plans (hereinafter defined) finalized from the Preliminary Plans, which construction shall be completed in a good and workmanlike manner and in compliance with all applicable Laws.

Section 3.1.        (a)     In order to finalize the Preliminary Plans or in the event that Tenant desires any change in the Preliminary Plans before finalization, Tenant shall submit to Landlord, proposed final plans setting forth the finalization of the Preliminary Plans including any proposed change therein. Within five (5) Business Days after receipt of any proposed finalization (with or without changes) of the Preliminary Plans from Tenant, Landlord shall reasonably approve or reject same and if rejecting same shall state the reasons for such rejection. In the event of a rejection by Landlord of any proposed final plans, Tenant may make changes to the proposed final plans and resubmit them pursuant hereto and Landlord and Tenant shall, in good faith, expeditiously address the reasons for Landlord’s rejection until such proposed final plans are finalized. Upon receiving Landlord's approval to any proposed final plans, such plans shall become the Final Plans (the “Final Plans”) hereunder. Tenant’s Final Plans will include locations and complete dimensions, and be in sufficient form and quality to obtain all necessary governmental permits and approvals. The Tenant Improvements, as shown on the Final Plans, will: (i) be compatible in all material respects with the Building shell, and with the design, construction and equipment of the Building; (ii) be compatible with Building standards for the Building; and (iii) comply with all applicable Laws and all applicable insurance regulations.

(b)       In the event that Tenant desires any change in the Final Plans, Tenant shall submit to Landlord revised final plans setting forth the proposed change. Within five (5) Business Days after receipt of any proposed changes in the Final Plans from Tenant, Landlord shall reasonably approve or reject same and if rejecting same shall state the reasons for such rejection. In the event of a rejection by Landlord of a proposed revision, Tenant may make changes to the proposed revision and resubmit it pursuant hereto and Landlord and Tenant shall, in good faith, expeditiously address the reasons for Landlord’s rejection until such final plans are finalized. Upon the submission of such revised final plans, such revised final plans shall become the Final Plans hereunder.

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Section 4.1.       (a)       In connection with the construction of Tenant Improvements, Tenant shall have the right to select its general contractor, subcontractor(s), architectural firm and project manager (collectively the “Construction Professionals”), subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed.

(b)       In selecting its Construction Professionals, Tenant must first submit a list of Construction Professionals to Landlord, which list shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld or delayed.

(c)       Tenant shall promptly pay the Construction Professionals for Tenant’s Tenant Improvements.

(d)      This Work Letter Agreement is solely for the benefit of Landlord and Tenant and no third parties shall have any rights herein or hereunder.

Section 5.1       Landlord appoints the following person(s) as Landlord’s representative ("Landlord’s Representative") to act for Landlord in all matters covered by this Work Letter:

Nicole Mort, Vice President of Real Estate

Tenant appoints the following person(s) as Tenant’s representative ("Tenant Representative") to act for Tenant in all matters covered by this Work Letter:

Don Sedia, Director of Facilities

All communications with respect to the matters covered by this Work Letter are to be made in writing to Landlord’s Representative or Tenant’s Representative, as the case may be. Either party may change its representative under this Work Letter at any time by written notice to the other party.

Section 6.1.       Landlord hereby grants to Tenant a Tenant Improvement Allowance of Three Hundred Ninety-Two Thousand Six Hundred Ten and 00/100 Dollars ($392,610.00) (the "Allowance"). The Allowance may be used to offset the “hard” and “soft” costs of the construction of the Tenant Improvements. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to disburse any portion of the Allowance after December 31, 2022 (except for any portion of the Allowance which is undrawn at such time and comprises retainage or amounts in bona fide dispute, which may be thereafter drawn).

Section 6.2       To the extent that the total projected cost of the Tenant Improvements exceeds the Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Allowance payable by Landlord. Landlord shall pay to Tenant the applicable portion of the Allowance within thirty (30) days following the date Tenant submits to Landlord (i) an Application and Certificate for Payment in the form attached hereto as Schedule 1 to Work Letter duly executed by Tenant’s contractor and architect and (ii) proof reasonably satisfactory to Landlord that Tenant’s contractors have received payment for the prior requisition and will be paid out of the current requisition for such work. Tenant acknowledges and agrees that, in no event shall Tenant make a request for payment more than once in any thirty (30) day period. Tenant further acknowledges and agrees that the final ten percent (10%) of the Tenant Allowance payable hereunder shall not be made until such time as Landlord’s receipt of (i) proof that all subcontractors, laborers and materialmen engaged in or supplying materials for that portion of Tenant Improvements for which Tenant is requesting payment have been paid in full, together with lien waivers from all subcontractors, laborers and materialmen engaged in or supplying materials for said work (other than any amounts in bona fide dispute and any retainage remaining to be released), and (ii) Tenant’s delivery to Landlord of a copy of a temporary or permanent certificate of occupancy for the Premises (or amendment to the existing certificate of occupancy). Notwithstanding the foregoing, in the event the Landlord performs any of the work necessary to construct the Tenant Improvements, the cost of said work shall be credited against the Allowance and the amount so credited shall reduce the amount of the Allowance payable hereunder.

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Section 7.1       Landlord’s consent to the Tenant Improvements shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Building or the Premises to any liens which may be filed in connection therewith. Tenant acknowledges that the Tenant Improvements are to be accomplished for Tenant's account, subject to the Allowance, Landlord having no obligation or responsibility in respect thereof.

Section 8.1       Tenant shall afford Landlord and its representatives access to the Premises at reasonable times upon advance notice, for the purpose of observing and inspecting the construction of the Tenant Improvements and of evaluating the workmanship. In addition, Tenant shall provide Landlord with five (5) Business Days advance notice of all progress meetings or calls conducted by the responsible representatives of the various trades engaged on the project. A representative of Landlord shall have the opportunity to be present at all such progress meetings or calls.

Section 9.1       Landlord agrees that upon Tenant’s request, Landlord’s agent shall reasonably cooperate, at no cost or liability to Landlord, with Tenant in connection with Tenant’s efforts to obtain any permits, or approvals required for the construction of the Tenant Improvements, all of which shall be Tenant’s sole responsibility hereunder. Landlord shall execute all applications for permits and approvals reasonably requested by Tenant.

Section 10.1       (a)       At all times during the period between the commencement of construction of Tenant Improvements and the opening for business in the Premises, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk form, covering the Additional Insureds, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so called “extended coverage endorsement” upon all Tenant Improvements in place and all materials stored at the site or Tenant Improvements and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant Improvements and builder’s machinery, tools and equipment, all while forming a part of, or contained in, such improvements or temporary structures while on the Premises or when adjacent thereto, while on malls, drives, sidewalks, streets or alleys, all to the full insurable value thereof at all times. Said Builder’s Risk insurance shall contain an express waiver of any right of subrogation by the insurance company against the Additional Insureds.

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(b)       WORKER’S COMPENSATION: At all times during the period of construction of Tenant Improvements, Tenant’s contractors and subcontractors shall maintain in effect statutory Worker’s Compensation and Occupational Disease Insurance as required by the State where the Building is located.

(c)       PUBLIC LIABILITY INSURANCE: At all times during the period between the commencement of construction of Tenant Improvements and the opening for business in the Premises, Tenant shall secure and cause to be maintained in effect, at Tenant’s cost and expense, a Comprehensive General Liability Policy on an occurrence basis with limits of not less than $2,000,000 including Property Damage, Water Damage and Sprinkler Leakage Liability. The Liability Policy shall be on a Comprehensive General and Automobile Liability form and shall include, but not be limited to, coverage for all operations of Tenant, Tenant’s contractor and subcontractors, including automobile coverage (for both owned and non-owned vehicles), contractual liability, completed operations liability and contingent or protective liability.

(d)       CANCELLATION: The policies of insurance referred to in this Section 10.1 shall contain the following endorsement: “It is understood and agreed that the coverage of this policy shall not be cancelled or modified by the company until the company has mailed written notice, by registered or certified mail, to Landlord stating when, but in no event less than twenty (20) days thereafter, such cancellation or modification in coverage shall be effective.”

Section 11.1       Tenant agrees to pay Landlord as Additional Rent, on demand, an administrative fee equal to the sum of the out-of-pocket fees of any third party architect, engineer or attorney employed by Landlord to review of plans and specifications for the Tenant Improvements.

Section 12.1       Landlord and Tenant acknowledge that a portion of the Tenant Improvements includes the encapsulation of a pantry within the Premises. Tenant shall solicit bids for the Pantry Work, which bids shall be subject to the reasonable approval of Landlord. Upon Landlord’s approval of the cost of the Pantry Work, the Allowance hereunder shall be deemed increased by the approved cost of such Pantry Work.

Section 13.1       A dispute under this Exhibit D shall be resolved by an expedited arbitration proceeding under Section 32.23 of this Lease.

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EXHIBIT D-1

PRELIMINARY PLANS

[INTENTIONALLY OMITTED]

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EXHIBIT E

RULES AND REGULATIONS

1.       Tenant shall not obstruct or permit Tenant’s Visitors to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any way other than as a means of passage to and from the Premises; bring in, store, test, or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in any elevator or Common Area, or within the Premises; throw substances of any kind out of windows or doors, or down the passages of the Building, or in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

2.       Water closets and urinals shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, ashes, newspaper, or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3.       The windows, doors, partitions, and lights that reflect or admit light into the halls or other places of the Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS, OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED IN, ON, UPON, OR BEHIND ANY WINDOWS, except as may be required by Law or agreed upon by the parties; and no sign, advertisement, or notice shall be inscribed, painted, or affixed on any doors, partitions, or other part of the inside of the Building, without the prior written consent of Landlord.

4.       No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building without the prior written consent of Landlord.

5.       When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord. Landlord’s consent shall not be unreasonably withheld in each of the foregoing cases.

6.       Landlord shall have the right to prescribe the weight, size, and position of all safes and other bulky or heavy equipment and all freight brought into the Building by any tenant and the time of moving the same in and out of the Building. All such moving shall be done under the supervision of Landlord. Landlord will not be responsible for loss of or damage to any such equipment or freight from any cause, but all damage done to the Building, including, but not limited to, the elevators, by moving or maintaining any such equipment or freight shall be repaired at the expense of Tenant. All safes shall stand on a base of such size as shall be designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

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7.       No machinery of any kind or articles of unusual weight or size will be allowed in the Building, without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance to other tenants.

8.       No additional or different lock or locks shall be placed by Tenant on any door in the Building, without the prior written consent of Landlord which shall not be unreasonably withheld. Two keys will initially be furnished to Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate key made. All keys to doors and washrooms shall be returned to Landlord on or before the Termination Date, and, in the event of a loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

9.      Tenant shall not employ any person or persons for the purpose of cleaning the Premises, without the prior written consent of Landlord except that Tenant may do light cleaning without such prior written consent. Landlord shall not be responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees or by any other person or any other cause.

10.       No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Premises.

11.      The requirements of Tenant will be attended to only upon application at the office of Landlord. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from Landlord.

12.       The Premises shall not be used for lodging or sleeping purposes, and cooking therein (but not food warming) is prohibited.

13.       Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares, or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded, or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises.

14.       No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such curtains, blinds, and shades must be of a quality, type, design, and color, and attached in a manner approved by Landlord.

15.       Canvassing, soliciting, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

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16.       There shall not be used in the Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies, or equipment, any hand trucks except those equipped with rubber tires and side guards. No hand trucks will be allowed in passenger elevators.

17.       Tenant, before closing and leaving the Premises, shall ensure that all entrance doors are locked.

18.       Landlord shall have the right to prohibit any advertising by Tenant of its Premises in the Building which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

19.       Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building: (a) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name of its business address and for no other purpose; (b) the right to change the name or address of the Building, without incurring any liability to Tenant for so doing; (c) the right to install and maintain a sign or signs on the exterior of the Building; (d) the exclusive right to use or dispose of the use of the roof of the Building; (e) the right to limit the space on the directory of the Building to be allotted to Tenant (but in no event shall Tenant be entitled to less than a proportionate share of such directory space); and (f) the right to grant to anyone the right to conduct any particular business or undertaking on the Building.

20.       Tenant shall list all articles to be taken from the Building (other than those taken out in the usual course of business of Tenant) on Tenant’s letterhead, or a blank which will be furnished by Landlord. Such list shall be presented at the office of the Building for approval before such articles are taken from the Building.

21.       Tenant shall have the non-exclusive right to use in common with Landlord and other tenants of the Building and their employees and invitees the parking area provided by Landlord for the parking of passenger automobiles in accordance with the provisions of the Lease, other than parking spaces specifically allocated to others by Landlord. Landlord may issue parking permits, install a gate system, and impose any other system as Landlord deems necessary for the use of the parking area. Tenant agrees that it and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord (as indicated by appropriate signage) and shall comply with such rules and regulations for use of the-parking area as Landlord may from time to time prescribe. Other than to the extent attributable to Landlord’s negligence or willful misconduct, Landlord shall not be responsible for any damage to or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Landlord reserves the right to change any existing or future parking area, roads or driveways, and may make any repairs or alterations it deems necessary to the parking area, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder, all in a manner consistent with historical practices and on a non-discriminatory basis. Landlord further reserves the right, but shall not be obligated to, require that (i) Tenant’s and Tenant’s Visitors’ vehicles be stickered with an identification sticker and (ii) vehicles parked in violation of the Lease (including the rules and regulations) be towed at Tenant’s expense without any liability of Landlord with respect to the same. Furthermore, Tenant consents to the municipal enforcement of Title 39 of the New Jersey Statutes regarding handicapped parking spaces.

22.       Tenant shall not use the Premises or permit the Premises to be used for the sale of food or beverages, other than through vending machines for the convenience of Tenant’s employees.

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EXHIBIT F

CLEANING SPECIFICATIONS FOR THE BUILDING

NIGHTLY SERVICE — OFFICE AREAS

•	We will vacuum clean all carpeted areas located in high traffic areas
•	We will sweep and dust mop all non-carpeted areas. Damp mopping non-carpeted areas will be completed as required.
•	We will hand dust with a chemically treated cloth all furniture, desks, file cabinets, tables, windowsills, partitions, ledges and radiator covers. The personal property of a tenant, in the areas previously outlined, will not be treated or disturbed.
•	We will dust and clean the conference room tables and desktops, if cleared by the tenant for a complete and thorough cleaning.
•	We will empty all waste receptacles, remove to designated area; damp wipe trash cans as required. We will replace liners (from Landlord's stock) as needed.
•	We will empty all recyclable receptacles, keep separated from regular trash and remove to a designated area; damp wipe trash cans as required. We will replace liners (if any from Landlord's stock) as needed.
•	We will spot clean to remove all finger marks and smudges from vertical surfaces within arm's reach.
•	We will clean glass entrance doors and surrounding windows.
•	We will dry damp mop all computer floors areas for a dust free operation, with special care taken for the floor cables and wires (if applicable).
•	We will spot clean carpet spots, not exceeding approximately six inches in diameter. Please note that any carpet spots caused from liquids placed by the tenant in the wastebaskets will be removed at an additional charge to the tenant.

WEEKLY SERVICE — OFFICE AREAS

•	We will vacuum clean all carpeted areas
•	We will spot clean, within reach, with a damp cloth the tables, filing cabinets, accessible desktops, shelves, door moldings, windowsills and walls.

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MONTHLY SERVICE - OFFICE AREAS

•	We will squeegee clean all interior glass entrances.
•	We will detail vacuum with a crevice tool all tenant space corners and edges.

NIGHTLY SERVICE — PANTRIES

•	We will sweep and mop floors.
•	We will wipe down all counters and tabletops.
•	We will empty all waste receptacles, remove to designated area; damp wipe trash cans as required. We will replace liners (from Landlord's stock) as needed.
•	We will empty all recyclable receptacles, keep separated from regular trash and remove to a designated area; damp wipe trash cans as required. We will replace liners (if any from Landlord's stock) as needed.

NIGHTLY SERVICE — RESTROOMS

•	We will sweep and clean the floors in all restrooms using a germicidal detergent to ensure a clean and germ-free surface.
•	We will thoroughly scour, wash and clean all wash basins and sinks using a germicidal detergent.
•	We will wash, inside and out, using a disinfectant detergent, all toilet seats, toilet bowls and urinals.
•	We will empty and sanitize all waste receptacles.
•	We will empty and sanitize sanitary disposal receptacles.
•	We will hand dust and clean all dispensers and dispenser receptacles.
•	We will dust all door levers and other ventilating levers within reach nightly.
•	We will damp wipe and polish all mirrors, shelving, dispensers, fixtures and piping.
•	We will keep all lavatory partitions and tiled walls in a clean condition using a germicidal detergent when necessary.

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•	We will fill all toilet paper, hand towel dispensers and other paper dispensers (from Landlord's stock) and soap dishes.
•	Upon completion of work, all slop sinks are to be thoroughly cleaned.

ADDITIONAL SERVICES UPON REQUEST

Additional services, including, but not limited to carpet shampooing. floor stripping & refinishing, construction clean ups. exterior power washing, as well as any and all detail cleaning (restrooms, lobby floors, etc.) that may be requested, will be completed upon request for an additional charge.

Tenant shall be entitled to obtain such enhanced services as Landlord shall adopt for its own spaces at no additional cost to Tenant.

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EXHIBIT G

ELECTRICITY RIDER

(a)	Electricity shall be supplied to the Premises during the term in accordance with the provisions of paragraph (c) of this Exhibit. However, at any time and from time to time during the term hereof, provided it is then permissible under the provisions of applicable Law, Landlord shall have the option to have electricity supplied to the Premises in accordance with paragraph (d) or (f) of this Exhibit.

(b)	For the purposes of this Exhibit:

(i)                  The term "Electric Rate" shall mean the Service Classification pursuant to which Tenant would purchase electricity directly from the utility company servicing the Building, provided, however, at no time shall the amount payable by Tenant for electricity be less than Landlord's Cost per Kilowatt and Cost per Kilowatt Hour (as such terms are hereinafter defined), and provided further that in any event, the Electric Rate shall include all applicable surcharges, and demand, energy, losses, fuel adjustment and time of day charges (if any), taxes and other sums payable in respect thereof.

(ii)                The term "Cost per Kilowatt Hour" shall mean the total cost for electricity incurred by Landlord to service the Building during a particular time period (including all applicable surcharges, and energy, fuel adjustment and time of day charges (if any), taxes and other sums payable in respect thereof) divided by the total kilowatt hours purchased by Landlord during such period.

(iii)              The term "Cost per Kilowatt" shall mean the total cost for demand incurred by Landlord to service the Building during a particular time period (including all applicable surcharges, demand, and time of day charges (if any), taxes and other sums payable in respect to thereof) divided by the total kilowatts purchased by Landlord during such period.

(c)               Landlord shall initially supply electricity to service the Premises on a “rent inclusion” basis. For so long as Landlord elects to provide electricity to the Premises on a rent inclusion basis, Tenant agrees that the Minimum Rent shall be increased by the amount of the Electricity Rent Inclusion Factor ("ERIF"), which is currently One and 75/100 Dollars ($1.75) per square foot of the Rentable Area per annum. Tenant acknowledges and agrees that notwithstanding that the Minimum Rent hereinabove set forth in this Lease does not reflect the ERIF, Tenant shall pay the ERIF in the same manner and at the same time as Minimum Rent during any period Landlord elects to provide electricity to the Premises on a rent inclusion basis. Notwithstanding anything contained herein to the contrary, in no event, whether because of surveys or for any other reason, is the originally specified per rentable square foot ERIF portion of the Minimum Rent to be reduced below $1.75.

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(d)

(i)                  If Landlord elects to install “check meters” or “submeters” in the Premises, Landlord shall supply electricity to service the Premises on a "check meter" or “submeter” basis, and Tenant shall pay to Landlord, as Additional Rent, the sum of (y) an amount determined by applying the Electric Rate or, at Landlord's election, the Cost per Kilowatt Hour and Cost per Kilowatt, to Tenant's consumption of and demand for electricity within the Premises as recorded on the meter or meters servicing the Premises, and (z) the actual administrative costs incurred by Landlord in supplying electricity on a "check metered" or “submetered” basis (such combined sum being hereinafter called "Electric Rent"). Except as set forth in the foregoing clause (z), Landlord will not charge Tenant more than the Electric Rate or, at Landlord's election, the Cost per Kilowatt and Cost per Kilowatt Hour for the electricity provided pursuant to this paragraph. All costs incurred by Landlord to install the check meter(s) and any other equipment necessary to enable Tenant to obtain electricity from Landlord on a check meter or submeter basis shall be paid by Landlord.

(ii)                Where more than one meter measures the electric service to Tenant, the electric service rendered through each meter shall be read conjunctively with other meters and totalized and billed in accordance with the provisions hereinabove set forth.

(iii)              Tenant shall pay to Landlord, on account of the Electric Rent payable pursuant to this paragraph (d), the annual sum of $1.75 per square foot of Rentable Area ("Estimated Electric Rent"), subject to the adjustments on the first day of each and every calendar month of the term (except that if the first day of the term is other than the first day of a calendar month, the first monthly installment, prorated to the end of said calendar month, shall be payable on the first day of the first full calendar month).

(iv)              From time to time during the term, the Estimated Electric Rent may be adjusted by Landlord on the basis of Tenant's actual consumption of and demand for electricity as recorded on the meter(s) servicing the Premises, and the Electric Rate or Cost per Kilowatt and Cost per Kilowatt Hour then in effect.

(v)                Subsequent to the end of each calendar year during the Term, or more frequently if Landlord shall elect, Landlord shall submit to Tenant a statement of the Electric Rent for such year or shorter period together with the components thereof, as set forth in clause (i) of this paragraph (c) ("Electric Statement"). To the extent that the Estimated Electric Rent paid by Tenant for the period covered by the Electric Statement shall be less than the Electric Rent as set forth on such Electric Statement, Tenant shall pay Landlord the difference within 30 days after receipt of the Electric Statement. If the Estimated Electric Rent paid by Tenant for the period covered by the Electric Statement shall be greater than the Electric Rent as set forth on the Electric Statement, such difference shall be credited against the next required payment(s) of Estimated Electric Rent. If no Estimated Electric Rent payment(s) shall thereafter be due, Landlord shall pay such difference to Tenant.

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(vi)              For any period during which the meter(s) servicing the Premises are inoperative, the Electric Rent shall be determined by Landlord, based upon its reasonable estimate of Tenant's actual consumption of and demand for electricity, and the Electric Rate or Cost per Kilowatt and Cost per Kilowatt Hour then in effect.

(e)	Landlord may elect to discontinue supplying electrical service to the Premises and upon such election, Landlord shall provide at least ninety (90) days' prior written notice to Tenant, and Tenant shall make its own arrangements to obtain electricity directly from the utility company furnishing electricity to the Building. The cost of such service shall be paid by Tenant directly to such utility company. Landlord shall permit its electric feeders, risers and wiring serving the Premises to be used by Tenant, to the extent available, safe and capable of being used for such purpose without cost. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to enable Tenant to obtain electricity of substantially the same quality and character, shall be installed by Landlord at Landlord’s sole cost and expense.

(f)	Bills for electricity supplied pursuant to paragraph (d) of this Exhibit (sub-metering basis) shall be rendered to Tenant at such times as Landlord may elect, provided that Tenant pays to Landlord the Estimated Electric Rent concurrently with the payment of Minimum Rent hereunder. Tenant's payments for electricity supplied in accordance with paragraphs (d) of this Exhibit shall be due and payable within 30 days after delivery of a statement therefor, by Landlord to Tenant. If any tax is imposed upon Landlord's receipts from the sale of electricity to Tenant by legal requirements, Tenant agrees that, unless prohibited by such legal requirements, Tenant's Percentage of such taxes shall be included in the bills of, and paid by Tenant to Landlord, as Additional Rent.

(g)	Landlord's failure during the term to prepare and deliver any statements or bills under this Exhibit, or Landlord's failure to make a demand under this Exhibit, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any amount of additional rent which may become due pursuant to this Exhibit. Tenant's liability for any amounts due under this Exhibit shall survive only for a period of twenty-four (24) months after the Lease Year in which such electric charges were incurred, provided that nothing contained herein shall be deemed a waiver of Landlord's right to bill and collect any amounts due hereunder incurred or accruing in any future Lease Years.

(h)	Tenant's failure or refusal, for any reason, to utilize the electrical energy provided by Landlord, shall not entitle Tenant to any abatement or diminution of Minimum Rent or Additional Rent, or otherwise relieve Tenant from any of its obligations under this Lease.

(i)	Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility providing the Building with electricity or for any other reason whatsoever. If either the quantity or character of the electrical service is changed by the utility company supplying electrical service to the Building or is no longer available or suitable for Tenant's requirements, or if there shall be a change, interruption or termination of electrical service due to a failure or defect on the part of the utility company, no such change, unavailability, unsuitability, failure or defect shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any payment from Landlord for any loss, damage or expense, or to abatement or diminution of Minimum Rent or Additional Rent, or otherwise relieve Tenant from any of its obligations under this Lease, or impose any obligation upon Landlord or its agents. Landlord shall not be responsible for any failures of the utility providing such service or the negligence or other acts of third parties causing any such interruption, except as specifically provided to the contrary in this Lease. Without limiting the foregoing, in no event shall Landlord be liable to Tenant for any consequential damages or business interruption arising from any such failure or defect.

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(j)	Tenant shall not make any electrical installations, alterations, additions or changes to the electrical equipment in the Premises without prior written consent of Landlord in each such instance (which consent shall not be unreasonably withheld, conditioned, or delayed). Tenant shall comply with the rules and regulations applicable to the service, equipment, wiring and requirements of Landlord and of the utility company supplying electricity to the Building. Tenant agrees that its use of electricity in the Premises will not exceed the capacity of existing feeders to the Building or the risers or wiring installations therein and Tenant shall not use any electrical equipment which, in Landlord's judgment, will overload such installations or interfere with the use thereof by other Tenants in the Building. If, in Landlord's judgment, Tenant's electrical requirements necessitate installation of an additional riser, risers or other proper and necessary equipment or services, including additional ventilating or air-conditioning, the same shall be provided or installed by Landlord at Tenant's expense, which shall be chargeable and collectible as Additional Rent and paid within 30 days after the rendition to Tenant of a bill therefor.

(k)	If, after Landlord's initial installation work, (i) Tenant shall request the installation of additional risers, feeders or other equipment or service to supply its electrical requirements and Landlord shall determine that the same are necessary and will not cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other Tenants or occupants of the Building, or (ii) Landlord shall determine that the installation of additional risers, feeders or other equipment or service to supply Tenant's electrical requirements is reasonably necessary in Landlord's good faith judgment, then and in either of such events Landlord shall cause such installations to be made, at Tenant's sole cost and expense and Tenant shall pay Landlord for such installations, as Additional Rent, within 30 days after submission of a statement therefor.

(l)	Landlord, at Tenant's expense, shall furnish and install all replacement lighting tubes, lamps, ballasts and bulbs required in the Premises at a commercially reasonable cost. Tenant, however, shall have the right to furnish and/or install any or all of the items mentioned in this subparagraph (l).

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EXHIBIT H

INTENTIONALLY DELETED

EXHIBIT I

INCLUDED FF&E

[INTENTIONALLY OMITTED]

EXHIBIT J

RESERVED SPACES

[INTENTIONALLY OMITTED]

EXHIBIT K

CONTRACTOR SAMPLE COI

[INTENTIONALLY OMITTED]

EXHIBIT L

HVAC SPECIFICATIONS

Glycol System utilizing MERV 13 filters circulated through summer and warmer months, depending on outside air temperature but typically March to September

Indoor Summer Conditions: Thermostats set to 74-degrees with 2-degree adjustments

Indoor Winter Conditions: Thermostats set to 72-degrees with 2-degree adjustments